Execution Copy

This agreement and the rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination and Intercreditor Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Subordination Agreement”) dated as of June 30, 2011 among Ares Mezzanine Partners, L.P., the other Subordinated Creditors party thereto from time to time, Dynamics Research Corporation, a Massachusetts corporation (“Borrower”), certain subsidiaries of the Borrower party thereto and Bank of America, N.A., as administrative agent (“Administrative Agent”), to the indebtedness (including interest) owed by the Borrower pursuant to that certain Credit Agreement dated as of June 30, 2011 by and among the Borrower, the Administrative Agent and the lenders from time to time party thereto (the “Credit Agreement”), as such Credit Agreement and the other loan documents thereunder (subject to the terms of the Subordination Agreement) have been and hereafter may be amended, supplemented, amended and restated or otherwise modified from time to time and (subject to the terms of the Subordination Agreement) to indebtedness refinancing the indebtedness under the Credit Agreement as permitted by the Subordination Agreement; and each holder of obligations issued under this agreement, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination Agreement.

SENIOR SUBORDINATED LOAN AGREEMENT

dated as of June 30, 2011

among

DYNAMICS RESEARCH CORPORATION,
the Borrower,

ARES MEZZANINE PARTNERS, L.P., as a Lender and Lead Investor

and

THE OTHER LENDERS FROM TIME TO TIME PARTY HERETO

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SCHEDULES
1.01-A	Historical Consolidated EBITDA
2.01	Commitments and Applicable Percentages
5.05	Supplement to Interim Financial Statements
5.08	Leases of Real Property
5.13	Subsidiaries; Guarantors; Other Equity Investments
5.20	Material Contracts; Material Licenses
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
10.02	Lending Office and Lender’s Accounts; Certain Addresses for Notices

EXHIBITS
A	Reserved
B	Reserved
C-1	Form of Note
C-2	Form of PIK Note
D	Form of Compliance Certificate
E	Form of Assignment and Assumption

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SENIOR SUBORDINATED LOAN AGREEMENT

This SENIOR SUBORDINATED LOAN AGREEMENT (“Agreement”) is entered into as of June 30, 2011 among DYNAMICS RESEARCH CORPORATION, a Massachusetts corporation (the “Borrower”), ARES MEZZANINE PARTNERS, L.P. (the “Lead Investor”) and each of the other Persons who are  from time to time party hereto, pursuant to Section 10.06(b) (all such other Persons collectively with the Lead Investor, the “Lenders”, and each of such Persons or the Lead Investor on an individual basis, a “Lender”).

The Borrower has requested that the Lenders provide a term loan to the Borrower, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.                      Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

 “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Accrual” has the meaning specified in Section 2.06.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“AHYDO Payment” has the meaning specified in Section 2.06.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Facility represented by (i) on or prior to the Closing Date, such Lender’s Commitment at such time and (ii) thereafter, the principal amount of such Lender’s Loans at such time.  The initial Applicable Percentage of each Lender in respect of the Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

 “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means (a) two or more Eligible Assignees that are Affiliates of one another or (b) two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), in substantially the form of Exhibit E.

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“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capital Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2010 and the related consolidated statements of income and cash flows for such fiscal year for the Borrower and its Subsidiaries, including the notes thereto.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).

“Capital Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than any Permitted Lien):

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)           demand money market or time deposits (including sweep accounts) with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i)(A) is a Senior Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $50,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c)           commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s Investors Service, Inc. (or any successor thereto) or at least “A-1” (or the then equivalent grade) by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (or any successor thereto), in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d)           Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company

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Act of 1940, which are administered by financial institutions that have the two highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 20% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)           there shall have occurred, under any indenture, any agreement or any other instrument evidencing any Indebtedness or Equity Interest in excess of the Threshold Amount, any “change of control” or any comparable term (as set forth in any indenture, any agreement or any other instrument evidencing such Indebtedness or Equity Interest) obligating the Borrower or any other Loan Party to repurchase, redeem or repay all or any part of the Indebtedness or Equity Interest provided for therein.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

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“Code” means the Internal Revenue Code of 1986.

“Commitment” means as to each Lender, its obligation to make its portion of the Loan to the Borrower on the Closing Date pursuant to Section 2.01 in an aggregate principal amount, before applying original issue discount in accordance with Section 2.01, equal to the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment”.  The aggregate principal amount of the Commitments of all of the Lenders as in effect on the Closing Date is $40,000,000.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income for such period and without duplication: (i) Consolidated Interest Expense, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries, (iii) depreciation and amortization expense, (iv) non-cash expenses incurred pursuant to equity compensation plans approved by the Borrower’s board of directors, (v) other non-recurring expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and (vi) Transaction Costs incurred by the Borrower and its Subsidiaries and minus (b) the following to the extent included in calculating such Consolidated Net Income for such period: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries, (ii) all non-cash items increasing Consolidated Net Income and (iii) all interest income; provided that for all purposes under this Agreement, Consolidated EBITDA for the Borrower and its Subsidiaries for each of the fiscal quarters ended June 30, 2010, September 30, 2010, December 31, 2010 and March 31, 2011 shall be deemed to equal the respective amounts set forth on Schedule 1.01-A.

For the purposes of calculating Consolidated EBITDA for any period pursuant to any determination of Consolidated EBITDA hereunder, (i) if, at any time during such period, the Borrower or any Subsidiary shall have made any Disposition, Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and (ii) if, at any time during such period, the Borrower or any Subsidiary shall have made a Permitted Acquisition (other than the HPTi Acquisition), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Permitted Acquisition occurred on the first day of such period in connection with such Permitted Acquisition to the extent deducted in calculating Consolidated Net Income (and not otherwise added back in calculating Consolidated EBITDA) for such pro forma period.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date minus Capital Expenditures for such period minus federal, state, local and foreign taxes paid or payable in cash to (b) Consolidated Fixed Charges for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date; provided that for purposes of determining the Consolidated Fixed Charge Coverage Ratio for any date of determination prior to June 30, 2012, the determination of Capital Expenditures of the Borrower and its Subsidiaries shall be deemed to be the amount of (i) for the four consecutive fiscal quarter period ending September 30, 2011, the amount of Capital Expenditures for the fiscal quarter ending September 30, 2011 times four (4); (ii) for the four consecutive fiscal quarter period ending December 31, 2011, the amount of Capital Expenditures for the two consecutive fiscal quarters ending December 31, 2011 times two (2); and (iii) for the four consecutive fiscal quarter period ending March 31, 2012, the amount of Capital Expenditures for the three consecutive fiscal quarters ending March 31, 2012 times 4/3.

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“Consolidated Fixed Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum, in each case determined in accordance with GAAP for such period and without duplication, of (a) Consolidated Interest Expense paid or payable in cash plus (b) scheduled principal payments with respect to Indebtedness, regardless of whether or not such Scheduled Principal Payments are actually made by the Borrower or any Subsidiary during such period (“Scheduled Principal Payments”) plus (c) Restricted Payments; provided that for purposes of determining Consolidated Fixed Charges for any period of the Borrower prior to June 30, 2012, the determination of Scheduled Principal Payments and Consolidated Interest Expense shall be deemed to be the amount of (i) for the four consecutive fiscal quarter period ending September 30, 2011, the amount of Scheduled Principal Payments and Consolidated Interest Expense for the fiscal quarter ending September 30, 2011 times four (4); (ii) for the four consecutive fiscal quarter period ending December 31, 2011, the amount of Scheduled Principal Payments and Consolidated Interest Expense for the two consecutive fiscal quarters ending December 31, 2011 times two (2); and (iii) for the four consecutive fiscal quarter period ending March 31, 2012, the amount of Scheduled Principal Payments and Consolidated Interest Expense for the three consecutive fiscal quarters ending March 31, 2012 times 4/3.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of the following (without duplication): (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Interest Expense” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum, in each case determined in accordance with GAAP and without duplication, interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations pursuant to Swap Contracts) for such period.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Consolidated Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date minus the Obligations hereunder minus all Subordinated Indebtedness of the Borrower and its Subsidiaries as of such date to (b) Consolidated EBITDA for the period of the four (4) consecutive fiscal quarters most recently ended on or immediately prior to such date.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four (4) consecutive fiscal quarters most recently ended on or immediately prior to such date.

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“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means a Loan.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” has the meaning specified in Section 2.08(b).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase

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or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon  the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or Section 3.01(c) and (e) any Taxes imposed under FATCA or any amended or successor version of FATCA that is substantively comparable and not materially more onerous to comply with.

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“Facility” means, at any time (a) on or prior to the funding of the Loans on the Closing Date, the aggregate amount of the Commitments at such time and (b) thereafter, the aggregate principal amount of the Loans of all Lenders outstanding at such time.

 “FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof.

“Fee Letter” means that certain amended and restated fee letter, dated as of June 30, 2011, by and between the Borrower and Ares Management LLC, on behalf of one or more funds managed by Ares Management LLC or affiliates of Ares Management LLC.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Government Contract” means, with respect to the Borrower or any Subsidiary, any contract between or among the Borrower or such Subsidiary and an agency, department or instrumentality of the United States or any state, municipal or local Governmental Authority located in the United States or any obligation of any such Governmental Authority arising under any Account (as defined in the UCC) now or hereafter owing by any such Governmental Authority, as account debtor, to the Borrower or any Subsidiary.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or

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lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) all direct and indirect Subsidiaries of the Borrower (other than any Foreign Subsidiary to the extent that, and for so long as, the guaranty of such Foreign Subsidiary would have material adverse tax consequences for the Borrower or any other Loan Party or result in a violation of applicable Laws) in existence on the Closing Date and (b) each other Subsidiary of the Borrower that shall be required to become a party to the Guaranty or execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranty” means that certain Guaranty dated as of the Closing Date, made by each of the Guarantors in favor of the Lenders, together with each other guaranty and guaranty supplement or joinder thereto delivered pursuant to Section 6.12.

“H.J. Ford” means H.J. Ford Associates, Inc., a Delaware corporation, which is a wholly-owned Subsidiary of the Borrower.

“H.J. Ford Disposition” means the Disposition by the Borrower of all of the Equity Interests issued by H.J. Ford or all or substantially all of the assets of H.J. Ford on substantially the same terms and conditions as previously disclosed in writing to the Lead Investor prior to the Closing Date or such other terms and conditions as are reasonably acceptable to the Required Lenders.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HPTi” means High Performance Technologies, Inc., a Florida corporation.

“HPTi Acquisition” means the acquisition by the Borrower of all of the Equity Interests of HPTi and the merger of the HPTi Merger Sub with and into HPTi (with HPTi surviving as a wholly owned Subsidiary of the Borrower).

“HPTi Merger Agreement” means that certain Agreement and Plan of Merger dated as of June 2, 2011 among the Borrower, HPTi Merger Sub, HPTi and the shareholders of HPTi as of such date.

“HPTi Merger Sub” means DRC-Prize Acquisition, Inc., a Florida corporation.

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“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           the Swap Termination Value under any Swap Contract of such Person;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 30 days after the date on which such trade account payable was created);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           all Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Loan” has the meaning specified in Section 2.01.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities or Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement

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pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.18.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Investor” has the meaning specified in the introductory paragraph hereto.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in Schedule 10.02, or such other office or offices as a Lender may from time to time notify the Borrower.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Guaranty, the Subordination Agreement, the Management Rights Letter and all documents, instruments and agreements delivered in connection with the foregoing.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Make-Whole Premium” means, with respect to any prepayment of the Loans to which it applies,  the excess of (a) the “present value” as of the date of such prepayment of (i) the prepayment price equal to 105% of the principal amount of the Loans being prepaid, plus (ii) all required interest payments due on the Loans being prepaid at the applicable rate hereunder through the second anniversary of the Closing Date (excluding interest accrued prior to the date of such prepayment), minus (b) the principal amount of the Loans being prepaid; provided, that the Make-Whole Premium may in no event be less than zero.  For purposes of this definition, “present value” with respect to each of clauses (a)(i) and (a)(ii) of this definition shall be computed using a discount rate applied quarterly equal to the Treasury Rate as of the date of such prepayment (or repayment) plus 50 basis points.

“Management Rights Letter” means that certain letter agreement, dated as of June 30, 2011, by and among the Borrower and the Lead Investor.

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“Mandatory Prepayment Event” means (a) any merger of the Borrower with and into any Person (other than any merger of any Subsidiary of the Borrower with or into the Borrower or a merger or consolidation permitted by Section 7.04(a); provided, however, in either case, that the Borrower shall be the continuing or surviving corporation), (b) any sale or other Disposition of all or substantially all of the assets of the Borrower (other than as permitted by Section 7.04(b), (c) any Change of Control, or (d) any acceleration of the Loans resulting from the failure to prepay the Loans upon the occurrence of any of the events set forth in clauses (a) through (c) above.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of any Lender under any Loan Document or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is, or will be, a party.

“Material Contract” means, with respect to the Borrower or any Subsidiary, each contract to which the Borrower or such Subsidiary is a party (a) that involves monetary liability of or to the Borrower or such Subsidiary in an amount in excess of $11,500,000 per annum and/or (b) the failure to maintain or comply with which could reasonably be expected to have a Material Adverse Effect.

“Material Government Contract” means, as of any date of determination, with respect to the Borrower or any of its Subsidiaries, any Government Contract having a remaining term of at least six months between or among the Borrower and/or any of its Subsidiaries and any Governmental Authority that (a) involves a monetary liability of, or to, the Borrower and/or any of its Subsidiaries in excess of $11,500,000 or (b) the failure to maintain or comply with which could reasonably be expected to have a Material Adverse Effect.

“Material License” means, with respect to the Borrower or any Subsidiary, each permit, license, distribution agreement, franchise agreement and any similar agreement issued to the Borrower or such Subsidiary or to which the Borrower or such Subsidiary is a party (a) that involves monetary liability of or to the Borrower or such Subsidiary in an amount in excess of $5,750,000 per annum and/or (b) the failure to maintain or comply with which could reasonably be expected to have a Material Adverse Effect.

“Material Real Property” means any single parcel or contiguous parcels of real property in which a Loan Party has a fee simple ownership interest with a fair market value in excess of $1,000,000.

“Maturity Date” means June 30, 2017.

“Maximum Accrual” has the meaning specified in Section 2.06.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

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“Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Loans made by such Lender, substantially in the form of Exhibit C-1, and collectively with any PIK Notes, the “Notes”.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means, on any date, the aggregate outstanding principal amount of the Loans after giving effect to any prepayments or repayments of the Loans occurring on such date.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

 “Permitted Acquisition” means any non-hostile acquisition by the Borrower or any of its Subsidiaries in the form of acquisitions of any other Person or of all or substantially all of the business or a line of business (whether by the acquisition of Equity Interests, assets or any combination thereof, including any merger or consolidation) of any other Person if each such acquisition meets all of the

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following requirements within the time periods set forth below (unless extended by the Required Lenders in their reasonable discretion):

(a)           no less than fourteen (14) calendar days prior to the proposed closing date of such acquisition (or such later time as may be agreed to by the Required Lenders in their sole discretion), the Borrower shall have delivered written notice of such acquisition to the Lenders, which notice shall include the proposed closing date of such acquisition;

(b)           if such transaction involves a merger or consolidation, the Borrower or a Guarantor shall be the surviving Person and no Change of Control shall have been effected thereby;

(c)           the Borrower shall have delivered to the Lenders such documents reasonably requested by the Required Lenders pursuant to Section 6.12 to be delivered at the time required pursuant to Section 6.12;

(d)           no later than five (5) Business Days prior to the proposed closing date of such acquisition, the Borrower shall have delivered to the Lenders a Compliance Certificate for the most recent fiscal quarter end preceding such acquisition for which financial statements are available demonstrating, in form and substance reasonably satisfactory to the Required Lenders, (A) that the Borrower is in compliance (as of the date of the acquisition and immediately after giving effect thereto and any Indebtedness incurred in connection therewith) with each covenant contained in Section 7.11, (B) that the Consolidated Total Leverage Ratio (as of the proposed closing date of the acquisition and after giving effect thereto and any Indebtedness incurred in connection therewith) shall be at least 0.25 below the then applicable ratio set forth in Section 7.11(a) and (C) that the Consolidated Senior Leverage Ratio (as of the proposed closing date of the acquisition and after giving effect thereto and any Indebtedness incurred in connection therewith) shall be at least 0.25 below the then applicable ratio set forth in Section 7.11(b);

(e)           no Default shall have occurred and be continuing both immediately before and immediately after giving effect to such acquisition and any Indebtedness incurred in connection therewith;

(f)           the Borrower shall have obtained the prior written consent of the Required Lenders prior to the consummation of such acquisition if (A) the Permitted Acquisition Consideration for any such acquisition (or series of related acquisitions) exceeds $17,250,000 and (B) the Permitted Acquisition Consideration for such acquisition (or series of related acquisitions) when aggregated with the aggregate Permitted Acquisition Consideration for all acquisitions consummated during the twelve (12) month period immediately preceding such acquisition exceeds $23,000,000;

(g)           the Borrower shall demonstrate, in form and substance reasonably satisfactory to the Required Lenders, that the entity to be acquired had positive Consolidated EBITDA for the four (4) fiscal quarter period ended immediately prior to the proposed closing date of such acquisition;

(h)           after giving effect to the acquisition, at least $2,500,000 in availability shall exist under the Senior Credit Agreement; and

(i)           the Borrower shall have (i) delivered to the Lenders a certificate of a Responsible Officer certifying that all of the requirements set forth above have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition and (ii) provided such other documents and other information as may be reasonably requested by the Required Lenders in connection with such purchase or other acquisition.

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“Permitted Acquisition Consideration” means the aggregate amount of the purchase price, including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Equity Interests of the Borrower, net of the applicable acquired company’s cash and Cash Equivalents, balance (as shown on its most recent financial statements delivered in connection with the applicable Permitted Acquisition) to be paid on a singular basis in connection with any applicable Permitted Acquisition as set forth in the definitive legal documents executed by the Borrower or any of its Subsidiaries in order to consummate the applicable Permitted Acquisition.

“Permitted Indebtedness” has the meaning specified in Section 7.03.

“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any Subsidiary permitted to exist at such time pursuant to Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Amount” has the meaning specified in Section 2.08(c)(i).

“PIK Note” has the meaning specified in Section 2.08(c)(i).

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Quarterly Payment Date” has the meaning specified in Section 2.08(c)(i).

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Total Outstandings.

“Responsible Officer” means the chief executive officer, president, chief financial officer or general counsel of a Loan Party and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or

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termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Senior Agent” has the meaning given to the term “Administrative Agent” in the Subordination Agreement.

“Senior Credit Agreement” means the “Senior Credit Agreement” (as defined in the Subordination Agreement), as amended, restated, supplemented or otherwise modified from time to time to the extent not prohibited under the terms of the Subordination Agreement or any credit agreement or equivalent agreement entered into in connection with a “Permitted Refinancing” (as defined in the Subordination Agreement).

“Senior Indebtedness” has the meaning given to the term “Senior Indebtedness” in the Subordination Agreement.

“Senior Lenders” has the meaning given to the term “Senior Lenders” in the Subordination Agreement.

“Senior Loan Documents” has the meaning given to the term “Senior Debt Documents” in the Subordination Agreement.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

 “Subordinated Indebtedness” means the collective reference to any Indebtedness incurred by the Borrower or any of its Subsidiaries that is subordinated in right and time of payment to the Obligations.

“Subordination Agreement” means that certain Subordination and Intercreditor Agreement dated as of the Closing Date among the Loan Parties, the Senior Agent and the Lenders.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

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“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Senior Lender or any Affiliate of a Senior Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $3,450,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transaction Costs” means all transaction fees, charges and other amounts related to the Transactions (other than clause (e) of the definition of “Transactions”) and any Permitted Acquisitions (including, without limitation, any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith), in each case to the extent paid within six (6) months of the Closing Date or such Permitted Acquisition, as applicable, and approved by the Required Lenders in their reasonable discretion.

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“Transactions” means, collectively, (a) the HPTi Acquisition, (b) the refinancing of certain indebtedness of the Borrower and its Subsidiaries and HPTi and its Subsidiaries as contemplated by Section 4.01(j), (c) the entering into and funding on the Closing Date of the Facility, (d) the entering into and funding of the Senior Indebtedness and (e) the payment of fees, costs and expenses incurred in connection with each of the foregoing.

“Treasury Rate” means, as of any prepayment date, the yield to maturity as of such prepayment date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to the prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the prepayment date to the second anniversary of the Closing Date; provided, however, that if the period from the prepayment date to the second anniversary of the Closing Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“United States” and “U.S.” mean the United States of America.

Section 1.02.                      Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Loan Party, such words are intended to signify that such Loan Party (or any of the Responsible Officers of such Loan Party) has actual knowledge or awareness of a particular fact or circumstance or that such Loan Party (or any of the Responsible Officers of such Loan Party), if it had exercised reasonable and customary diligence, would have known or been aware of such fact or circumstance.

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(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03.                      Accounting Terms.

(a)           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, the effects of any changes in GAAP described in the Proposed Accounting Standards Update to Leases (Topic 840) issued by the Financial Accounting Standards Board on August 17, 2010 (as the same may be amended from time to time) shall be disregarded.

(c)           Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

Section 1.04.                      Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05.                      Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

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ARTICLE II

CREDIT FACILITY

Section 2.01.                      The Loans.   Subject to the terms and conditions set forth herein, each Lender severally agrees to purchase a Note from the Borrower and make a corresponding loan to the Borrower (individually, an “Initial Loan” and collectively, the “Initial Loans; the Initial Loans, as the outstanding principal amount thereof may be increased by any PIK Amount pursuant to Section 2.08(c)(i), the “Loans”, and individually, a “Loan”) in the amount of such Lender’s Note on the Closing Date in an amount equal to such Lender’s Commitment; provided, that, notwithstanding anything to the contrary contained herein (and without affecting any other provisions hereof), the Borrower and the Lenders hereby agree that original issue discount shall apply to the Notes such that the Lenders shall purchase the Notes from the Borrower for an amount equal to 96.5% of the principal amount of such Note (it being agreed that the full principal amount of each Note shall be deemed outstanding on the Closing Date and the Borrower shall be obligated to repay 100% of the principal amount of each Loan as provided hereunder).  Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.  The Commitments shall terminate on the Closing Date (after giving effect to the Initial Loans made hereunder).

Section 2.02.                      Reserved.

Section 2.03.                      Obligations Several.  The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

Section 2.04.                       Reserved.

Section 2.05.                       Prepayments.

(a)           Optional Prepayments.

(i)           After the Closing Date but on or before the second anniversary of the Closing Date, the Loans may not be redeemed or prepaid; provided, however, that upon the occurrence of a Mandatory Prepayment Event on or before the second anniversary of the Closing Date, the Borrower may prepay the entire principal amount of the Loans at the prepayment price set forth in clause (iv) below with respect to prepayments made on or before the second anniversary of the Closing Date.

(ii)           After the second anniversary of the Closing Date, the Borrower may from time to time prepay the Loans in whole or in part, at the prepayment price set forth in clause (iv) below.

(iii)           Any prepayment pursuant to this Section 2.05(a) shall be made on at least five (5) Business Days' written notice or telephonic notice (followed promptly by written confirmation thereof) to the Lenders not later than 2:00 p.m. on such day.  Such notice to the Lenders shall specify the Loans to be prepaid and the date and amount of prepayment and the application of such prepayment shall be subject to Section 2.05(c).  Any such partial prepayment permitted under Section 2.05(a)(ii) shall be in an amount equal to $1,000,000 or a higher integral multiple of $250,000 (or, in each case, if less, the remaining outstanding principal balance thereof).

(iv)           Any prepayment of the Loans pursuant to this Section 2.05(a) shall be made at the following prepayment prices (expressed as a percentage of the principal amount of the Loans

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being prepaid ) plus accrued and unpaid interest on the principal amount being prepaid to the prepayment date:

Period	Prepayment Price
On or before second anniversary of Closing Date	The greater of (a) 100% plus the Make-Whole Premium, or (b) 115%
After second anniversary but on or before third anniversary of Closing Date	105%
After third anniversary but on or before fourth anniversary of Closing Date	103%
After fourth anniversary but on or before fifth anniversary of Closing Date	101%
Thereafter	100%

(b)           Mandatory Prepayments.  The Borrower shall, within five (5) Business Days of any Loan Party obtaining knowledge of any Mandatory Prepayment Event, provide written notice (the “Borrower Notice”) to the Lenders of such Mandatory Prepayment Event.  The Borrower shall use commercially reasonable efforts to give the Lenders notice of any potential Mandatory Prepayment Event that is reasonably likely to occur, and upon such time as such potential Mandatory Prepayment Event is certain to occur, provide the Borrower Notice to the Lenders with respect to such Mandatory Prepayment Event.  Upon receipt of Borrower Notice, each of the Lenders shall have the right, exercisable within fifteen (15) Business Days after the receipt of the Borrower Notice, upon written notice to the Borrower (the “Lender Notice”), to require that all of the Loans be prepaid on the Business Day specified in the Lender Notice (which shall be a Business Day no earlier than the later of (x) the date on which such Mandatory Prepayment Event occurs and (y) ten (10) Business Days after receipt of the Borrower Notice) at the prepayment price (expressed as a percentage of the principal amount of the Loans being prepaid set forth opposite the applicable period during which the prepayment date occurs), plus accrued and unpaid interest on the principal amount of such Loans to the prepayment date:

Period	Prepayment Price
On or before second anniversary of Closing Date	100% plus the Make-Whole Premium
After second anniversary but on or before third anniversary of Closing Date	105%
After third anniversary but on or before fourth anniversary of Closing Date	103%

After fourth anniversary but on or before fifth anniversary of Closing Date	101%
Thereafter	100%

(c)           Application of Payments.  Any voluntary prepayments made pursuant to Section 2.05(a), shall be applied pro rata among the Lenders.  In the event that more than one Lender elects to require a mandatory prepayment of their Loans pursuant to Section 2.05(b), such mandatory prepayment shall be applied pro rata among each of the Lenders who made such an election.

Section 2.06.                      AHYDO.   If, on any Quarterly Payment Date following the fifth anniversary of the Closing Date, the aggregate amount that would be includible in income of a Lender with respect to a Loan for periods ending on or before such interest payment date (within the meaning of Section 163(i) of the Code) (the “Aggregate Accrual”) would exceed an amount equal to the sum of (x) the aggregate amount of interest to be paid (within the meaning of Section 163(i) of the Code) under the Loan on or before such interest payment date and (y) the product of (A) the issue price (as defined in Sections 1273(b) and 1274(a) of the Code) of the Loan and (B) the yield to maturity (interpreted in accordance with Section 163(i) of the Code) of the Loan (such sum, the “Maximum Accrual”), then, on such interest payment date, the Borrower shall pay to such Lender an aggregate amount of cash equal to the excess, if any, of the Aggregate Accrual over the Maximum Accrual (each such payment referred to as an “AHYDO Payment”) and the amount of such payment shall be treated for purposes of Section 163(i) of the Code as interest paid under the Loan.

Section 2.07.                      Repayment of Loans.  The outstanding principal amount and all accrued and unpaid interest on the Loans shall be due and payable on the Maturity Date.

Section 2.08.                      Interest.

(a)           Interest Rate.  Except as otherwise provided in this Section 2.08, the unpaid principal amount of the Loans shall accrue interest for the period commencing on the date of such Loan (whether an Initial Loan or a PIK Amount increase, as applicable) until such Loan is paid in full at an annual rate of thirteen percent (13.0%) per annum.

(b)           Default Rate.  Upon the occurrence and during the continuance of an Event of Default, the Required Lenders may, by written notice to the Borrower, require that the unpaid principal amount of the Loans shall accrue interest at an annual rate equal to the applicable rate under Section 2.08(a) plus two percent (2.0%) per annum (such sum, the “Default Rate”) from and after the date of such written notice.  Upon the occurrence of an Event of Default under Section 8.01(a) or 8.01(f), any such increase described in the foregoing sentence shall occur automatically.

(c)           Interest Payment Dates.  Interest shall for the period commencing on the date of such Loan (whether an Initial Loan or a PIK Amount increase, as applicable) until such Loan is paid in full be payable:

(i)           quarterly in arrears  on the last Business Day of each March, June, September and December (the “Quarterly Payment Date”) commencing on September 30, 2011.  On each

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Quarterly Payment Date the Borrower shall pay all accrued and unpaid interest on the Loans by either (A) paying all such accrued interest in cash or (B) paying all such accrued interest except the PIK Amount (as defined below) in cash and paying the PIK Amount by (x) increasing the then aggregate outstanding principal amount of the Loans by the PIK Amount and (y) if requested by any Lender, issuing a promissory note (as any such promissory note may be amended, restated or otherwise modified from time to time, and all other promissory notes accepted from time to time in substitution, replacement or renewal thereof, a “PIK Note”) to such Lender in an amount equal to such Lender’s pro rata share of the PIK Amount.  PIK Notes shall be substantially in the form of Exhibit C-2 with blanks appropriately completed in conformity herewith and, after issuance thereof, any such PIK Note shall be a “Note”, and the loan evidenced thereby shall be a “Loan”, for all purposes under this Agreement and the other Loan Documents.  “PIK Amount” means, in relation to any Quarterly Payment Date, interest accrued on the outstanding principal amount of the Loans for the period to but excluding such Quarterly Payment Date at the rate of up to one percent (1%) per annum.  The Borrower shall, five (5) Business Days prior to each Quarterly Payment Date, give the Lenders notice of its election to either (A) pay all accrued interest in cash or (B) pay all accrued interest except the PIK Amount in cash and to pay the PIK Amount by increasing the outstanding principal of the Loans by the PIK Amount; provided, that if the Borrower fails to give such notice, the Borrower shall be deemed to have elected the option set forth in clause (B) of this sentence.  The Borrower shall, promptly at the request of any Lender, deliver a certification to such Lender as to the outstanding principal amount of the Loans, including all PIK Amounts and all PIK Notes, as of the most recent Quarterly Payment Date, in form and substance reasonably satisfactory to such Lender;

(ii)           in cash on the Maturity Date (or any other date upon acceleration of the Loans pursuant to Section 8.02); and

(iii)           on the date of payment or prepayment (whether voluntary or mandatory), in whole or in part, of principal outstanding on such Loans on the principal amount so paid or prepaid to the extent such payment or prepayment is permitted under this Agreement.

(d)           Interest accrued on Loans after the date such amount is due and payable (whether on the Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

Section 2.09.                      Fees.  The Borrower shall pay to the Lead Investor for its own account fees in the amounts and at the times specified in the Fee Letter.

Section 2.10.                      Computation of Interest and Fees.  All computations of fees and interest shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.

Section 2.11.                      Evidence of Debt.

(a)           Each Loan held by any Lender shall be evidenced by a Note, with appropriate insertions.  The Notes issued to each Lender shall (i) be executed by the Borrower, (ii) be payable to the order of such Lender, (iii) be in a face principal amount equal to the sum of such Lender’s Commitment on the Closing Date (or in the case of a new Note issued pursuant to Section 10.06, the Loan evidenced thereby) and be payable in such amounts as set forth therein, (iv) mature on the Maturity Date, (v) bear interest as provided in Section 2.08, and (vi) be entitled to the benefits of this Agreement and the other Loan Documents.

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(b)           Each Lender will note on its internal records the amount of each Loan made or acquired by it and each payment in respect thereof and will, prior to any transfer of any Note, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.

Section 2.12.                      Payments Generally.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.   Except as otherwise expressly provided herein, all payments by the Borrower to any Lender hereunder shall be made to the account of such Lender specified in Schedule 10.02 hereto, or to such other account of such Lender as specified in writing to the Borrower at least five (5) Business Days’ in advance of the relevant payment, in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  All payments received by any Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 2.13.                      Proration of Payments.  If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of set off or otherwise, on account of  principal or interest on a Loan but excluding any payment pursuant to Sections 3.01, 3.02, or 10.06) in excess of its Applicable Percentage thereof, then such Lender shall purchase from the other Lenders such Loans held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

Section 2.14.                      Lost Note.  Notwithstanding any provision in any Loan Document to the contrary, if any mutilated Note is surrendered to the Borrower, the Borrower shall execute and deliver in exchange therefor a new Note of the same principal amount and in the same form as the mutilated Note.  If there shall be delivered to the Borrower evidence to its reasonable satisfaction of the destruction, loss or theft of any Note, together with a lost, destroyed or stolen note indemnity in form and substance reasonably satisfactory to the Borrower, then, in the absence of notice that such Note has been acquired by a bona fide purchaser, the Borrower shall promptly execute and deliver, in lieu of any such destroyed, lost or stolen Note, a new Note of a like principal amount, and in the same form as the destroyed, lost or stolen Note, bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note.

ARTICLE III

TAXES AND YIELD PROTECTION

Section 3.01.                      Taxes.

(a)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)           Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require the Borrower to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

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(ii)           If the Borrower shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Borrower shall withhold or make such deductions as are determined by the Borrower to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Lenders receive amounts equal to the sum they would have received had no such withholding or deduction been made.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)           Tax Indemnifications.

(i)           Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or paid by such Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender shall be conclusive absent manifest error.

(ii)           Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify the Borrower, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower) incurred by or asserted against the Borrower by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrower pursuant to subsection (e).  The agreements in this clause (ii) shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)           Evidence of Payments.  Upon request by the Borrower or any Lender, as the case may be, after any payment of Taxes by the Borrower or any Lender to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to such Lender or such Lender shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or such Lender, as the case may be.

(e)           Status of Lenders; Tax Documentation.

(i)           Each Lender shall deliver to the Borrower, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any

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jurisdiction and such other reasonably requested information as will permit the Borrower to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)           Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A)           any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)           each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)           executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)           executed originals of Internal Revenue Service Form W-8ECI,

(III)           executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of  Internal Revenue Service Form W-8BEN, or

(V)           executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower to determine the withholding or deduction required to be made.

(iii)           Each Lender shall promptly (A) notify the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and

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(B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower make any withholding or deduction for taxes from amounts payable to such Lender.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)           Treatment of Certain Refunds.  If any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender in the event such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 3.02.                      Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)           subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)           impose on any Lender any other condition, cost or expense affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

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(b)           Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.03.                      Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.02 or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.02, as the case may be, in the future, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.02, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

Section 3.04.                      Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

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ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSION

Section 4.01.                      Conditions of Credit Extension.  The obligation of each Lender to make the Loan and purchase Notes hereunder on the Closing Date is subject to satisfaction of the following conditions precedent:

(a)           Loan Documents.  Receipt by the Lead Investor of executed counterparts of this Agreement, the Guaranty, a Note in favor of each Lender and any other applicable Loan Documents, each of which shall be (i) originals or telecopies or files in pdf format (followed promptly by originals) unless otherwise specified, (ii) properly executed by a Responsible Officer of the signing Loan Party, dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and (iii) in form and substance reasonably satisfactory to each of the Lenders.

(b)           Organization Documents, Resolutions, etc.  Receipt by the Lead Investor of certificates from a Responsible Officer of each Loan Party (each of which shall be originals or facsimiles or files in pdf format (followed promptly by originals), in form and substance reasonably satisfactory to the Lead Investor) certifying (i) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and (ii) that attached thereto are true, correct and complete copies of (A) the Organization Documents of such Loan Party (including all amendments thereto), which in the case of the certificate or articles of incorporation or organization or other article of formation or similar charter (as the case may be) shall be certified as of a recent date by the appropriate Governmental Authority in such Loan Party’s jurisdiction of incorporation or formation, (B) resolutions duly adopted by the board of directors or board of managers (or appropriate governing body) of such Loan Party authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or is to be a party and (C) such documents and certifications as the Lead Investor may reasonably require to evidence that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in such Loan Party’s jurisdiction of incorporation or formation, certified as of a recent date by the appropriate Governmental Authority in such Loan Party’s jurisdiction of incorporation or formation.

(c)           Financial Certificate.  Receipt by the Lead Investor of a certificate in form and substance reasonably satisfactory to the Lead Investor and signed by the chief financial officer of the Borrower, certifying that (i) the Borrower and its Subsidiaries (after giving effect to the Transactions) are Solvent on a consolidated basis, (ii) the financial statements delivered in accordance with Section 4.01(k)(ii) accurately present the pro forma financial position of the Borrower and its Subsidiaries in accordance with GAAP and Regulation S-X (and in any event after giving effect to the Transactions), (iii) there has been no circumstance, development, event, condition, effect or change since December 31, 2010 that has had or could be reasonably expected to have, either individually or in the aggregate, (1) a Material Adverse Effect or (2) or a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of HPTi and its Subsidiaries (taken as a whole); (iv) attached thereto are calculations that are true and accurate as of the Closing Date and demonstrate that, after giving pro forma effect to all elements of the Transactions, (1) Consolidated EBITDA for the twelve consecutive months ended March 31, 2011 is at least $37,800,000, (2) the Consolidated Total Leverage Ratio is not greater than 4.00 to 1.00, and (3) the Consolidated Senior Leverage Ratio is not greater than 3.00 to 1.00; (v) attached thereto is a detailed sources and uses statement and a funds flow memorandum for the Transactions, including the payment of all fees, commissions and expenses in connection therewith, and (vi) attached thereto is an organizational chart and a list of officers and directors of each of the Loan Parties.

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(d)           Closing Date Certificate.  Receipt by the Lead Investor of a certificate signed by a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to each of the Lenders:

(i)           either (A) attaching copies of all consents, licenses and approvals required in connection with the consummation of the Transactions, the execution, delivery and performance by each Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required; and

(ii)           certifying that:

(A)           all applicable waiting periods related to the Transactions shall have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Borrower, HPTi or any of their respective Subsidiaries, or that seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Lead Investor could have such effect;

(B)           the conditions specified in Sections 4.01(o) and (p) have been satisfied; and

(C)           the copies attached thereto (in each case including all exhibits, schedules and annexes thereto and in form and substance reasonably satisfactory to the Lead Investor) of (1) the Senior Loan Documents (other than any fee letter relating to the Senior Indebtedness) and (2) the HPTi Merger Agreement, in each case, are true, complete and correct.

(e)           Legal Opinions.  Receipt by the Lead Investor of favorable opinions of each applicable counsel to the Loan Parties, in form and substance reasonably satisfactory to the Lead Investor, addressed to the Lead Investor and each Lender (including language allowing all assignees of the Lead Investor and each Lender to rely on such opinion after the Closing Date), as to certain matters concerning the Loan Parties and the Loan Documents as the Lead Investor may reasonably request.

(f)           Reserved.

(g)           Reserved.

(h)             Senior Indebtedness.  The Lead Investor shall have received evidence reasonably satisfactory to it that the Borrower shall have received an aggregate amount of not less than $110,000,000 in gross cash proceeds from the Senior Lenders in accordance with the terms of the Senior Loan Documents (it being understood that such proceeds will be reduced by fees and/or original issue discount applied to the Senior Indebtedness).

(i)             Consummation of the HPTi Acquisition.  The HPTi Acquisition (including the payment of at least $18,000,000 in cash on hand of the Borrower and all other amounts due and payable in connection with the consummation of the HPTi Acquisition) shall have been consummated in compliance with applicable Law and regulatory approvals and in accordance with the HPTi Merger Agreement.

(j)             Refinancing. All existing Indebtedness (other than Permitted Indebtedness) of each of (i) the Borrower and its Subsidiaries and (ii) HPTi and its Subsidiaries shall, in each case, be repaid in full

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and terminated and all guarantees and collateral security therefor shall be released, and the Lead Investor shall have received payoff letters in form and substance reasonably satisfactory to it evidencing such repayment, termination and release.

(k)           Financial Matters.  The Lead Investor shall have received:

(i)           (A) the audited consolidated balance sheets and related consolidated statements of income and cash flows of each of (1) the Borrower and its subsidiaries and (2) HPTi and its Subsidiaries, in each case for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010, and (B) to the extent available, the unaudited consolidated balance sheets and related consolidated statements of income and cash flows of each of (1) the Borrower and its subsidiaries and (2) HPTi and its Subsidiaries, in each case for each fiscal quarter ended after December 31, 2010 but not less than 45 days prior to the Closing Date and for each fiscal month ended on or after April 30, 2011 but not less than 30 days prior to the Closing Date.

(ii)           the consolidated pro forma balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower and its Subsidiaries (after giving effect to the Transactions) as of and for the four fiscal quarter period ending March 31, 2011, prepared after giving effect to the Transactions as if, in the case of such balance sheet, the Transactions had occurred as of such date or in the case of such other financial statements, at the beginning of such period; and

(iii)           the then most recent forecasts of a consolidated balance sheet of the Borrower and its Subsidiaries and related consolidated statements of income and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the remainder of the current fiscal year and the fiscal year immediately following the Closing Date and an annual basis for each fiscal year thereafter during the term of this Agreement.

(l)           Consents; Defaults.

(i)           Governmental and Third Party Approvals.  The Loan Parties shall have received all governmental, shareholder and third party consents and approvals necessary in connection with the Transactions and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Loan Parties or such other Transactions or that seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Lead Investor could reasonably be expected to have such effect.

(ii)           No Injunction, Etc.  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the Transactions contemplated hereby or thereby, or wherein an unfavorable judgment, decree or order would prevent the performance or consummation of the Transactions, declare unlawful any of the Transactions, reasonably be expected to cause the Transactions to be rescinded, or result in damages owing by the Lead Investor or any Lender in connection with the consummation of the Transactions other than as a result of a breach by the Lead Investor or its Affiliates under the Commitment Letter dated June 2, 2011 between one or more of such parties and the Borrower.

(m)           Fees and Expenses.  The Borrower shall have paid (i) to the Lead Investor all fees required to be paid to it on or before the Closing Date (whether pursuant to Section 2.09, 10.04 or

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otherwise) and (ii) all fees, charges and disbursements of counsel to the Lead Investor (directly to such counsel if requested by the Lead Investor) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings; provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lead Investor.

(n)           Patriot Act.  The Lead Investor shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, that has been reasonably requested by the Lead Investor not less than five Business Days prior to the Closing Date.

(o)           Representations and Warranties.  The representations and warranties contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except if qualified by materiality or reference to Material Adverse Effect, such representation and warranty shall be true and correct in all respects) on and as of the date of the Loan with the same effect as if made on and as of such date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date).

(p)           No Default.  No Default shall exist, or would result from the Loan or from the application of the proceeds thereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 5.01.                      Existence, Qualification and Power.  Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing (or the equivalent) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing (or the equivalent) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02.                      Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under, any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

Section 5.03.                      Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or

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enforcement against, any Loan Party of this Agreement or any other Loan Document or (b) the exercise by any Lender of its rights under the Loan Documents.  All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

Section 5.04.                      Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms; provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar Laws affecting the enforcement of creditors’ rights generally.

Section 5.05.                      Financial Statements; No Material Adverse Effect.

(a)           The audited financial statements delivered (i) on the Closing Date pursuant to Section 4.01(k)(i)(A) (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby; (B) in the case of the financial statements delivered pursuant to Section 4.01(k)(i)(A)(1), fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby and show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness; and (C) in the case of the financial statements delivered pursuant to Section 4.01(k)(i)(A)(2), to the knowledge of any Responsible Officer of the Borrower, fairly present the financial condition of HPTi and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby and show all material indebtedness and other liabilities, direct or contingent, of HPTi and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness; and (ii) at any time after the Closing Date pursuant to Section 6.01(a) (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby; (B) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby; and (C) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)           The interim financial statements delivered (i) on the Closing Date pursuant to Section 4.01(k)(i)(B), subject to the absence of footnotes and to normal year-end audit adjustments, (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, (B) in the case of the financial statements delivered pursuant to Section 4.01(k)(i)(B)(1), fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby; and (C) in the case of the financial statements delivered pursuant to Section 4.01(k)(i)(B)(2), to the knowledge of any Responsible Officer of the Borrower, fairly present the financial condition of HPTi and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby and (ii) at any time after the Closing Date pursuant to Section 6.01(b) (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, and (B) fairly present the financial condition of the Borrower and its Subsidiaries (or HPTi and its Subsidiaries) as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (A) and (B), to the absence of footnotes and to normal year-end audit

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adjustments.  Schedule 5.05 sets forth all indebtedness and other liabilities, direct or contingent, (other than Permitted Indebtedness and any liabilities for taxes, commitments and Indebtedness in an outstanding amount of less than $1,000,000) of the Borrower and its consolidated Subsidiaries (or, in connection with the interim financial statements delivered on the Closing Date pursuant to Section 4.01(k)(i)(B), HPTi and its Subsidiaries) as of the date of such financial statements.

(c)           Since December 31, 2010, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)           The consolidated forecasted balance sheet and statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 4.01(k)(iii) or Section 6.01(d), as applicable, were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s reasonable estimate of its future financial condition and performance.

Section 5.06.                      Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Responsible Officer of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

Section 5.07.                      No Default.  Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Material Contract except to the extent that any such default could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.08.                      Ownership of Property; Liens; Investments.

(a)           Each of the Borrower and its Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

(b)           As of the Closing Date, the Borrower and its Subsidiaries own no Material Real Property.

(c)           Schedule 5.08 sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessee (other than any such leases having an aggregate annual rent due thereunder of less than $2,000,000), identifying as of the Closing Date, the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.  Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms; provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar Laws affecting the enforcement of creditors’ rights generally.

(d)           Schedule 7.02 sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of any Loan Party as of the Closing Date and not otherwise permitted by Section 7.02.

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Section 5.09.                      Environmental Compliance.  The Borrower and its Subsidiaries are in compliance with all Environmental Laws, and there are no claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.10.                      Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

Section 5.11.                      Taxes.  The Borrower and its Subsidiaries have filed (or have filed and have been granted an extension for filing) all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

Section 5.12.                      ERISA Compliance.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the knowledge of any Responsible Officer of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)           There are no pending or, to the knowledge of any Responsible Officer of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           i)  No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan

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administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

Section 5.13.                      Subsidiaries; Equity Interests.  As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed on Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Schedule 5.13 free and clear of all Liens (other than Permitted Liens).  The Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Schedule 5.13.  All of the outstanding Equity Interests in the Borrower have been validly issued are fully paid and nonassessable.  Set forth on Schedule 5.13 is a complete and accurate list of the exact legal name of each Loan Party, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation or formation, as applicable, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation.  The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(b) is a true and correct copy of each such document, each of which is valid and in full force and effect.

Section 5.14.                      Use of Proceeds; Margin Regulations; Investment Company Act.

(a)           The Borrower intends to use the proceeds of each Credit Extension solely for the purposes described in Section 6.11.

(b)           The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Loan, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(c)           None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.15.                      Disclosure.  The Borrower has disclosed to the Lead Investor all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Lead Investor in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 5.16.                      Compliance with Laws.

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(a)           Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)           No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(c)           Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 5.17.                      Solvency.  Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

Section 5.18.                      Intellectual Property; Licenses, Etc.  The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person.  To the knowledge of any Responsible Officer of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the knowledge of any Responsible Officer of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.19.                      Reserved.

Section 5.20.                      Material Contracts and Material Licenses.  Schedule 5.20 sets forth a complete and accurate list of all Material Contracts and Material Licenses of the Borrower and each Subsidiary in effect as of the Closing Date.  Other than as set forth in Schedule 5.20, each Material Contract and Material License is, and after giving effect to the consummation of the Transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof.  To the extent requested by the Lead Investor, the Borrower and each Subsidiary has delivered to the Lead Investor a true and complete copy of each Material Contract and Material License required to be listed on Schedule 5.20 or any other Schedule hereto or to any other Loan Document.  Neither the Borrower nor any Subsidiary is in breach of or in default under any Material Contract and Material License in any respect,

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except to the extent that any such breach or default could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.21.                      Indebtedness Status.  The Obligations of the Borrower and each Subsidiary under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness of each such Person and is designated as “Senior Indebtedness” (or the equivalent) under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness.

Section 5.22.                      Casualty, Etc.  Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Loan or other Obligation (other than contingent indemnification obligations not then due) hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

Section 6.01.                      Financial Statements.  Deliver to each Lender, in form and detail reasonably satisfactory to the Required Lenders:

(a)           commencing with the fiscal year ended December 31, 2011, as soon as available, but in any event upon the earlier of (i) the date that is 120 days after the end of each fiscal year of the Borrower and (ii) the date such information is required to be filed with the SEC (without giving effect to any extension granted by the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year and against the most recent annual forecasts delivered pursuant to Section 6.01(d), all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Grant Thornton LLP or any other independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, together with a copy of the management discussion and analysis submitted by the Borrower to the SEC with respect to such period;

(b)           commencing with the fiscal quarter ending June 30, 2011, as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, and a comparison (both in Dollar and percentage terms) to projections for such fiscal quarter and the period commencing at the end of the previous fiscal year of the Borrower and ending with the end of such fiscal quarter, in each case as set forth in the most recent forecasts delivered pursuant to Section 6.01(d), certified by the chief executive officer or chief financial officer of the Borrower as fairly presenting the

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financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)           commencing with the fiscal month ending June 30, 2011, as soon as available, but in any event within 30 days after the end of each fiscal month, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal month, and the related consolidated statement of income and trial balance for such fiscal month and for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, and a comparison (both in Dollar and percentage terms) to projections for such fiscal month in the then current forecasts delivered pursuant to Section 6.01(d);

(d)           as soon as available, but in any event at least 15 days before the end of each fiscal year of the Borrower, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a monthly basis for the immediately following fiscal year (beginning with the fiscal year 2012 and including the fiscal year in which the Maturity Date occurs).

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

Section 6.02.                      Certificates; Other Information.  Deliver to each Lender, in form and detail reasonably satisfactory to the Required Lenders:

ii)           concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth in Section 7.11 or, if any such Default shall exist, stating the nature and status of such event;

(b)           concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended September 30, 2011), a duly completed Compliance Certificate signed by the chief executive officer or chief financial officer of the Borrower (which delivery may, unless a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes), including a summary of the Borrower’s and each Subsidiary’s backlog of revenue-generating Government Contracts as of the date of such financial statements;

(c)           promptly after any request by any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any of its Subsidiaries, or any audit of any of them;

(d)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Lenders pursuant hereto;

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(e)           promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(f)           promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any Material Real Property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(g)           no later than five (5) Business Days following execution thereof, true, correct and complete copies of any agreement, instrument or document effecting an amendment, modification, supplement or waiver of any Senior Loan Document;

(h)           promptly after the furnishing thereof, copies of any statement or report furnished to the Senior Agent or any Senior Lender pursuant to the terms of the Senior Loan Documents and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section (other than routine borrowing or interest conversion notices or routine diligence deliveries with respect to then existing items requested by the Senior Agent or a Senior Lender); and

(i)           promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any of its Subsidiaries, or compliance with the terms of the Loan Documents, as any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender has access (whether a commercial, third-party website or otherwise); provided that the Borrower shall notify each Lender (by telecopier or electronic mail) of the posting of any such documents.  Each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 6.03.                      Notices.  Promptly notify each Lender:

(a)           of the occurrence of any Default;

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws; or (iv) any pending or threatened audit by any Governmental Authority of the Government Contracts of the Borrower and its Subsidiaries;

(c)           of the occurrence of any ERISA Event;

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(d)           of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary;

(e)           of the occurrence of any Mandatory Prepayment Event in accordance with Section 2.05(b); and

(f)           of any notice of default or event of default received by Borrower from the Senior Agent or the Senior Lenders, including a copy thereof, except to the extent the Lenders have received such notice from the Senior Agent directly.

Each notice pursuant to this Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth reasonable details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 6.04.                      Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or any Subsidiary; (b) all lawful claims which, if unpaid, would by Law become a Lien upon any of its property; and (c) all Indebtedness with an outstanding principal amount in excess of $1,000,000, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

Section 6.05.                      Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing (or the equivalent) under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 6.06.                      Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.07.                      Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

Section 6.08.                      Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

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Section 6.09.                      Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

Section 6.10.                      Inspection Rights.  Permit representatives and independent contractors of one of the Lenders appointed by the Required Lenders (such Lender, the “Lender Representative”)  to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its Responsible Officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and up to two times per year, upon reasonable advance notice to the Borrower; provided that when an Event of Default exists the Lender Representative (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice or any limitation on the number of times per year.

Section 6.11.                      Use of Proceeds.  Use the proceeds of the Loans on the Closing Date (i) to finance a portion of the purchase price for the HPTi Acquisition, (ii) to refinance all existing Indebtedness (other than Permitted Indebtedness) of each of (A) the Borrower and its Subsidiaries and (B) HPTi and its Subsidiaries, and (iii) to pay fees, costs and expenses incurred in connection with the Transactions.

Section 6.12.                      Covenant to Guarantee, Additional Subsidiaries.  Notify the Lenders of the creation or acquisition of any Subsidiary and promptly thereafter (and in any event within thirty (30) days after such creation or acquisition (or at such earlier time as may be required in connection with a Permitted Acquisition or such later time as may be determined by the Required Lenders in their sole discretion)), cause such Person to (A) become a Guarantor by delivering to each Lender a duly executed supplement to the Guaranty or such other document as the Required Lenders shall deem appropriate for such purpose, (B) deliver to each Lender such documents and certificates referred to in Section 4.01 as may be reasonably requested by the Required Lenders (including, without limitation, legal opinions), (C) deliver to each Lender such updated Schedules to the Loan Documents as requested by the Required Lenders with respect to such Subsidiary and (D) deliver to each Lender such other documents as may be reasonably requested by the Required Lenders, all in form, content and scope reasonably satisfactory to the Required Lenders; provided that the provisions of this clause (i) shall not apply if the Borrower and the Required Lenders reasonably determine that the taking of the actions hereunder (x) in the case of a Foreign Subsidiary would have material adverse tax consequences for the Borrower or any other Loan Party or (y) would result in a violation of Laws applicable to the Borrower and its Subsidiaries.

Notwithstanding anything to the contrary contained herein, if at any time any Subsidiary guarantees any obligation of any Person under any Senior Loan Document and such Subsidiary is not a Guarantor under the Loan Documents at the time of such Guarantee, such Subsidiary shall be required to become a Guarantor hereunder in accordance with the terms of this Section 6.12.

Section 6.13.                      Compliance with Environmental Laws.  Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such

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cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 6.14.                      Further Assurances.  Promptly upon request by any Lender, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution or acknowledgment thereof, and (b) do, execute, acknowledge and deliver any and all such further acts, deeds, certificates, assurances and other instruments as any Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, and (ii) assure, preserve, protect and confirm more effectively unto such Lender the rights granted or now or hereafter intended to be granted to such Lender under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

Section 6.15.                      Compliance with Terms of Leaseholds.  Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled.

Section 6.16.                      Reserved.

Section 6.17.                      Annual Lender Meeting.  Upon the request by the Required Lenders, participate in a meeting of the Lenders, so long as no Event of Default or Default under Section 8.01(f) shall have occurred and be continuing, once, and otherwise as frequently as may be required by the Required Lenders, during each fiscal year, to be held via teleconference and in person at least once per year, at a time reasonably acceptable to the Lenders and the Borrower.  The purpose of this meeting shall be to present the Loan Parties’ previous fiscal years’ financial results and to present the Loan Parties’ budget for the current fiscal year.

Section 6.18.                      Material Contracts and Material Licenses.  Perform and observe all the terms and provisions of each Material Contract and each Material License to be performed or observed by it, maintain each such Material Contract and Material License in full force and effect, enforce each such Material Contract and Material License in accordance with its terms.

Section 6.19.                      Government Contracts.  Perform and observe all the terms and provisions of each Material Government Contract to be performed or observed by it, maintain each such Material Government Contract in full force and effect, enforce each such Material Government Contract in accordance with its terms.

Section 6.20.                      Reserved.

Section 6.21.                      HPTi Merger Sub.  Notwithstanding anything to the contrary contained herein, in connection with the HPTi Acquisition, as promptly as practicable on the Closing Date, deliver to the Required Lenders evidence satisfactory to the Required Lenders that the HPTi Merger Sub has merged with and into HPTi in accordance with the HPTi Merger Agreement, with HPTi surviving such merger as a wholly owned Subsidiary of the Borrower.

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ARTICLE VII

NEGATIVE COVENANTS

So long as any Loan or other Obligation (other than contingent indemnification obligations not then due) hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly:

Section 7.01.                      Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           Liens securing the Senior Indebtedness;

(b)           Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c)           Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)           deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)           Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)           Liens on property of any Subsidiary, which are in existence at the time that such Subsidiary is acquired pursuant to a Permitted Acquisition; provided that (A) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, (B) such Liens are applicable only to

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specific property, (C) such Liens are not “blanket” or all asset Liens and (D) such Liens do not attach to any other property of the Borrower or any of its Subsidiaries and (E) the Indebtedness secured by such Liens is permitted under Section 7.03(j) of this Agreement;

(k)           Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(l)           (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of any Borrower or any Subsidiary thereof;

(m)           (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(n)           any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or its Subsidiaries or materially detract from the value of the relevant assets of the Borrower or its Subsidiaries or (ii) secure any Indebtedness;

(o)           to the extent constituting Liens, restrictions under federal and state securities Laws on the transfer of securities not securing Indebtedness and which do not, individually or in the aggregate, materially detract from the value of the properties or assets of the Borrower and its Subsidiaries; and

(p)           other Liens incidental to the ordinary conduct of the business of the Borrower or any Subsidiary or to the ownership of their respective properties or assets, which were not incurred in connection with the borrowing of money or the obtaining of credit, do not secure Indebtedness and which do not, individually or in the aggregate, materially detract from the value of the properties or assets of the Borrower and its Subsidiaries or materially affect the use thereof in the operation of their business.

Section 7.02.                      Investments.  Make any Investments, except:

(a)           Investments (i) existing on the Closing Date in Subsidiaries and other Investments held by the Borrower and its Subsidiaries existing as of the Closing Date and set forth on Schedule 7.02 and (ii) made after the Closing Date in Domestic Subsidiaries formed or acquired after the Closing Date, so long as, in each case the Borrower and its Subsidiaries comply with Section 6.12;

(b)           Investments held by the Borrower or any Subsidiary in the form of Cash Equivalents;

(c)           advances to officers, directors and employees of the Borrower and its Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes in an aggregate amount in any calendar year not to exceed $115,000;

(d)           Investments of (i) any Loan Party in any other Loan Party, (ii) any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party and (iii) any Subsidiary that is not a Loan Party in any Loan Party provided that any Investments consisting of Intercompany Indebtedness must be permitted under Section 7.03;

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(e)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)           Guarantees and Swap Contracts permitted by Section 7.03;

(g)           Investments by the Borrower or any of its Subsidiaries in the form of Capital Expenditures permitted pursuant to this Agreement;

(h)           Investments relating to any deferred portion of the purchase price in connection with a Disposition permitted pursuant to this Agreement;

(i)           Investments by the Borrower or any Subsidiary thereof in the form of Permitted Acquisitions;

(j)           the HPTi Acquisition; and

(k)           other Investments not to exceed $2,300,000 in the aggregate at any time.

Section 7.03.                      Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except for the following (collectively, “Permitted Indebtedness”):

(a)           Indebtedness under the Loan Documents;

(b)           Indebtedness outstanding on the Closing Date (other than the Senior Indebtedness as to which clause (f) below applies) and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate and (iii) such refinancing, refunding, renewing or extending Indebtedness is not recourse to, or an obligation of, any of the Borrower or any Subsidiary that was not obligated on the Indebtedness being refinanced, refunded, renewed or extended;

(c)           Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder;

(d)           obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

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(e)           Indebtedness in respect of Capital Leases and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $2,300,000;

(f)           (i) Senior Indebtedness (other than Secured Hedge Agreements (as defined in the Subordination Agreement)  and Secured Cash Management Agreements (as defined in the Subordination Agreement)) and (ii) Secured Hedge Agreements and Secured Cash Management Agreements, in each case, to the extent incurred in the ordinary course of business and not for speculative purposes;

(g)           unsecured intercompany indebtedness of (i) any Loan Party to any other Loan Party, (ii) any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party, and (iii) any Loan Party to any Subsidiary that is not a Loan Party so long as the Indebtedness under this clause (iii) constitutes Subordinated Indebtedness;

(h)           Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(i)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(j)           Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 7.02, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, (ii) neither the Borrower nor any Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness, (iii) the Consolidated Total Leverage Ratio (as of the date of the assumption of such Indebtedness and after giving effect thereto) shall be at least 0.25 below the then applicable ratio set forth in Section 7.11(a) and (iv) the Consolidated Senior Leverage Ratio (as of the date of the assumption of such Indebtedness and after giving effect thereto) shall be at least 0.25 below the then applicable ratio set forth in Section 7.11(b); and

(k)           unsecured Indebtedness in an aggregate principal amount not to exceed $3,450,000 at any time outstanding.

Notwithstanding the foregoing, no Loan Party shall, nor shall it permit any Subsidiary to, at any time (i) create or incur any Indebtedness which, under the terms of the documentation pursuant to which such Indebtedness is created or incurred (including any intercreditor arrangement), is contractually subordinated in right of payment to any other Indebtedness of the Loan Parties (other than the Indebtedness incurred under the Loan Documents and the Senior Loan Documents), unless such newly created or incurred Indebtedness is pari passu in right of payment with, or contractually subordinated in right of payment to, the Obligations, or (ii) enter into any arrangements (or agreement or waivers, amendments or modifications thereof) or take any other action (or permit any such other action to be taken) or cooperate with any other party in taking any action which would (or purport to) contractually subordinate in right of payment any Indebtedness of the Loan Parties to any other Indebtedness of the Loan Parties (other than the Indebtedness incurred under the Loan Documents and the Senior Loan Documents) including for this purpose, the granting of subordinated participations in any such Indebtedness, unless such Indebtedness (or such participation) is pari passu with, or contractually subordinated in right of payment to, the Obligations.

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Section 7.04.                      Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)           each of the Borrower and any of its wholly-owned Subsidiaries may merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, in connection with a Permitted Acquisition, so long as (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party shall be the continuing or surviving Person;

(b)           any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Loan Party;

(c)           any Subsidiary that is not a Loan Party may Dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party provided that in case of clause (ii) such Disposition shall be for no more than the fair market value of such assets;

(d)           any wholly-owned Subsidiary may merge with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other wholly-owned Subsidiaries; provided that when any Loan Party is merging with another Subsidiary that is not a Loan Party such Loan Party shall be the continuing or surviving Person;

(e)           HPTi Merger Sub may merge into HPTi in accordance with the HPTi Merger Agreement and Section 6.21; and

(f)           the H.J. Ford Disposition.

Section 7.05.                      Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of inventory in the ordinary course of business;

(c)           Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)           Dispositions of property by any Loan Party to a Loan Party;

(e)           Dispositions permitted by Section 7.04;

(f)           non-exclusive licenses and sublicenses of intellectual property rights in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Borrower and its Subsidiaries;

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(g)           leases, subleases, licenses or sublicenses of real or personal property granted by any Borrower or any of its Subsidiaries to others in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(h)           Dispositions in connection with casualty events;

(i)           the H.J. Ford Disposition; provided that the Lenders shall have received a copy of each of the operative documents for such Disposition at least two (2) Business Days prior to the completion of such Disposition; and

(j)            Dispositions not otherwise permitted pursuant to this Section; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) such Asset Disposition is made for fair market value, and (iii) the aggregate fair market value of all property disposed of in reliance on this clause (j) shall not exceed $2,300,000 during the term of this Agreement.

Section 7.06.                      Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)           each Subsidiary may make Restricted Payments to the Borrower, the Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)           the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)           the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests; and

(d)           so long as iii) no Default has occurred and is continuing or would result therefrom, iv) the Borrower and its Subsidiaries are in pro forma compliance with each of the financial covenants set forth in Section 7.11, and v) the Consolidated Total Leverage Ratio is less than 3.0 to 1.0, the Borrower may make additional Restricted Payments not to exceed the lesser of (A) the maximum aggregate amount which after giving pro forma effect to such Restricted Payments and any indebtedness incurred in connection therewith would not cause the Consolidated Total Leverage Ratio to equal or exceed 3.0 to 1.0 or (B) $5,750,000 in the aggregate in any fiscal year; provided, that, no less than three (3) Business Days prior to making any such additional Restricted Payments, the Borrower shall have delivered to the Required Lenders a Compliance Certificate for the most recent fiscal quarter end preceding such Restricted Payment for which financial statements are available (with pro forma adjustments taking into account such proposed Restricted Payment and any Indebtedness incurred in connection therewith) demonstrating, in form and substance reasonably satisfactory to the Required Lenders, compliance with each of the clauses of this Section 7.06(d).

Section 7.07.                      Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

Section 7.08.                      Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and

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reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Borrower and any of its wholly-owned Subsidiaries or between and among any wholly-owned Subsidiaries.

Section 7.09.                      Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document or any Senior Loan Document) that:

(a)           limits the ability of any Subsidiary to make Restricted Payments to any Loan Party or to otherwise transfer property to a Loan Party or to Guarantee the Indebtedness of any Loan Party other than those existing under or by reason of:

(i)           applicable Law;

(ii)           any document or instrument governing Indebtedness incurred pursuant to Section 7.03(e); provided that any such restriction contained therein relates only to asset or assets acquired or financing therewith;

(iii)           any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien;

(iv)           customary restrictions contained in any agreement relating to a Disposition of property (so long as such Disposition is permitted under this Agreement); and

(v)           customary restrictions on assignments of any Contractual Obligation entered into in the ordinary course of business.

(b)           limits the ability of the Borrower or any Subsidiary to create, incur, assume, suffer to exist Liens on property of such Person (including any provisions requiring the grant of a Lien to secure the obligation under such Contractual Obligation if a Lien is granted to secure another obligation of such Person) other than those:

(i)           existing under applicable Law;

(ii)           contained in any document or instrument governing Indebtedness incurred pursuant to Section 7.03(e); provided that any such restriction contained therein relates only to asset or assets acquired or financing therewith;

(iii)           contained in the Organization Documents of any Loan Party as of the Closing Date; and

(iv)           contained in any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

Section 7.10.                      Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case, which

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use of proceeds would cause the representation in Section 5.14(b) to be untrue if such representation were made at the time of the use of such proceeds.

Section 7.11.                      Financial Covenants.

(a)           Consolidated Total Leverage Ratio.  Permit the Consolidated Total Leverage Ratio as of the last day of any fiscal quarter of the Borrower ending during the periods specified below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Total Leverage Ratio
Closing Date through June 29, 2012	5.00 to 1.00
June 30, 2012 through June 29, 2013	4.50 to 1.00
June 30, 2013 through June 29, 2014	4.00 to 1.00
June 30, 2014 and each fiscal quarter thereafter	3.50 to 1.00

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b)           Consolidated Senior Leverage Ratio.  Permit the Consolidated Senior Leverage Ratio as of the last day of any fiscal quarter of the Borrower ending during the periods specified below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Senior Leverage Ratio
Closing Date through June 29, 2012	4.00 to 1.00
June 30, 2012 through June 29, 2013	3.50 to 1.00
June 30, 2013 through June 29, 2014	3.00 to 1.00
June 30, 2014 and each fiscal quarter thereafter	2.50 to 1.00

(c)           Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of the last day of any fiscal quarter of the Borrower to be less than 1.10 to 1.00.

(d)           Capital Expenditures.  Permit the aggregate amount of all Capital Expenditures (other than leasehold improvement expenditures not made in cash) made by the Loan Parties in any fiscal year to exceed the amounts set forth opposite such period:

Period	Maximum Capital Expenditure
Closing Date through December 31, 2011	$2,500,000
January 1, 2012 through December 31, 2012	$5,250,000
January 1, 2013 through December 31, 2013	$6,500,000
January 1, 2014 through December 31, 2014 and each fiscal year thereafter	$7,000,000

provided, that, if the Loan Parties do not utilize the entire amount of Capital Expenditures permitted in any fiscal year, so long as no Default or Event of Default exists or would be caused thereby, the Loan Parties may carry forward to the immediately succeeding fiscal year only, 50% of such unutilized amount (with Capital Expenditures made by the Loan Parties in such succeeding fiscal year applied last to such unutilized amount).

Section 7.12.                      Amendments of Organization Documents.  Amend any of its Organization Documents in any manner materially adverse to the rights and interests of the Lenders.

Section 7.13.                      Accounting Changes.  Make any change in accounting policies or reporting practices, except as required by GAAP, (including any change in its fiscal year end).

Section 7.14.                      Prepayments and Amendments.

(a)           Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment of any Subordinated Indebtedness in violation of any subordination terms of such Subordinated Indebtedness; or

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(b)           Amend, modify, waive or supplement in any manner (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of any Subordinated Indebtedness other than to the extent such amendment, modification, waiver or supplement is not prohibited by the subordination terms thereof; or

(c)           Amend, modify, waive or supplement in any manner (or permit the modification, amendment, waiver or supplement thereof) of the terms or provisions of the Senior Loan Documents other than to the extent such amendment, modification, waiver or supplement is not prohibited by the Subordination Agreement.

Section 7.15.                      Senior Indebtedness Status.  Designate any Indebtedness (other than the Obligations and the Senior Indebtedness) of the Borrower or any of its Subsidiaries as “Designated Senior Debt”, “Senior Indebtedness” (or any comparable or equivalent term) under, and as defined in, any Subordinated Indebtedness or the applicable subordination agreement for such Subordinated Indebtedness.

Section 7.16.                      HPTi Merger Sub.  In the case of HPTi Merger Sub, HPTi Merger Sub shall not (a) incur any Indebtedness or any other obligation or liability whatsoever, (b) own or hereafter acquire any property or assets, or (c) engage in any business or activity other than acting as an acquisition vehicle in accordance with the terms of the HPTi Merger Agreement.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01.                      Events of Default.  Any of the following occurrences (each, an “Event of Default”):

(a)           Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan, any fee due hereunder or any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11, 6.12, 6.14, 6.19, 6.21, or Article VII, or any Loan Party fails to perform or observe any term, covenant or agreement contained in the Guaranty; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure shall continue un-remedied for a period of thirty (30) days after the earlier of (i) the date on which a Responsible Officer of the Borrower first has knowledge of such failure or (ii) the date on which written notice thereof shall have been given to the Borrower by any Lender; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Subsidiary in this Agreement, in any other Loan Document, or in any document delivered in connection herewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any Subsidiary thereof in this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to

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materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default.  (i) The Senior Indebtedness shall not be paid in full at final maturity or shall as a result of an “Event of Default” (as defined in the Senior Credit Agreement) be accelerated in accordance with the terms of the Senior Loan Documents prior to the final maturity thereof, (ii) the Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of (x)  Senior Indebtedness, which failure continues unremedied for more than sixty (60) consecutive days or (y) any other Indebtedness or Guarantee (other than Indebtedness hereunder, the Senior Indebtedness and Indebtedness under any Swap Contract) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such other Indebtedness or such other Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders thereof or the beneficiary or beneficiaries of such other Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such other Guarantee to become payable or cash collateral in respect thereof to be demanded; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)           Insolvency Proceedings, Etc.  Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material portion of the property of the Borrower or any Subsidiary and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)           Judgments.  There is entered against the Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such

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judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)           ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)           Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason (other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations) ceases to be in full force and effect; or any Loan Party or any Subsidiary or Affiliate thereof contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)           Change of Control.  There occurs any Change of Control; or

(l)           Reserved.

(m)           Subordination.  (i) The subordination provisions applicable to any Subordinated Indebtedness in a principal amount in excess of the Threshold Amount (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of Subordinated Indebtedness; or (ii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Lenders or (C) that all payments of principal of or premium and interest on the Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions; or

(n)           Governmental Authority; Material Contracts; Material Licenses.  (i) The Borrower or any Subsidiary shall be debarred or suspended from any contracting with the United States government, (ii) a final decision of debarment or a final decision of suspension shall have been issued to the Borrower or any Subsidiary, (iii) the actual termination for default of any Material Contract or Material License shall have been issued to or received by the Borrower or any Subsidiary and, in each case of the foregoing clauses (i), (ii) and (iii), such debarment or suspension, final notice of disbarment or suspension or termination for default shall not have been revoked, rescinded, withdrawn, stayed or reversed within thirty (30) days of the entry or issuance thereof.

Section 8.02.                      Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Required Lenders may take any or all of the following actions:

(a)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b)           exercise all rights and remedies available to the Lenders under the Loan Documents;

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provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of any Lender.

Section 8.03.                      Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Lead Investor and amounts payable under Article III) payable to the Lead Investor in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders arising under the Loan Documents and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders, in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

RESERVED.

ARTICLE X

MISCELLANEOUS

Section 10.01.                                Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Article IV, without the written consent of each Lender;

(b)           Reserved;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment (other than any mandatory prepayment) of principal, interest, fees or other amounts due to the Lenders (or

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any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(e)           change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)           change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent without the written consent of each Lender; or

(g)           Reserved;

(h)           release all or substantially all of the value of the Guaranty, without the written consent of each Lender, unless such Guarantor ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Section 10.02.                                Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except as provided in subsection (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows: to the address or telecopier number specified for such Person on Schedule 10.02, or in the case of assignee Lenders that become party hereto pursuant to Section 10.06, in the Assignment and Assumption.   Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by e-mail pursuant to procedures approved by the Required Lenders at the electronic mail address specified for such Person on Schedule 10.02.

Notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in

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the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Reserved.

(d)           Change of Address, Etc.  Each of the Borrower and the Lenders may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(e)           Reliance by Lenders.  The Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.

Section 10.03.                                No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Required Lenders in accordance with Section 8.02 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (a) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (b) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that in addition to the matters set forth in clauses (a) and (b) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04.                                Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lead Investor and its respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lead Investor), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers (including any amendments pursuant to Section 2.7(b) of the Subordination Agreement) of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Lead Investor and any Lender (including the fees, charges and disbursements of any counsel for the Lead Investor and any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

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(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Lead Investor and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee (including the allocated costs of internal counsel of any Indemnitee and any settlement costs)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, any other aspect of the Transactions, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s material obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reserved.

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)           Survival.  The agreements in this Section shall survive the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.05.                                Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to any Lender, or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under

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any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 10.06.                                Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it under the Facility, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Borrower or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 or a whole multiple of $1,000,000 in excess thereof, unless, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned;

(iii)           Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition, the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (1) an Event of

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Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the assigning Lender within five (5) Business Days after having received notice thereof; and

(iv)           Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Borrower an Assignment and Assumption.

(v)           No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to a natural person.

Subject to the completion of the procedures set forth in Section 10.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.02, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

In the event there are more than three (3) unaffiliated Lenders, the Lenders shall, at the sole cost  and expense of the Borrower and pursuant to such agreements and other documentation as the Required Lenders reasonably require, appoint one of the Lenders to act as agent for the Lenders hereunder and shall amend this Agreement and the other Loan Documents accordingly.

(c)           Note.  In connection with the execution of any Assignment and Assumption, the original Note of the assigning Lender shall be surrendered to the Borrower, and upon receipt thereof the Borrower shall issue a new Note to the assignee evidencing such assignee’s assigned share of the Loans (and, if applicable, shall have issued a replacement Note in the principal amount of the Loans retained by the assigning Lender hereunder (such Note to be in exchange for, but not in any payment of, the Note then held by such assigning Lender).  Each Note so issued shall be dated the date of the predecessor Note.  The assigning Lender shall mark each predecessor Note “exchanged” and deliver each of them to the Borrower upon such assigning Lender’s receipt of the new Note and replacement Note (if any).  Accrued interest on that part of each predecessor Note evidenced by a new Note, and accrued fees, shall be paid as provided in the Assignment and Assumption.  Accrued interest on that part of each predecessor Note evidenced by a replacement Note shall be paid to the assigning Lender.  Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement.  Any attempted assignment and delegation not made in accordance with this Section 10.06 shall be null and void.  From and after the date that the Assignment and Assumption has been delivered to the Borrower, the relevant Note has been surrendered to the Borrower and the Borrower has issued a new Note to the assignee (and a replacement Note to the assigning Lender, if applicable), the Borrower shall update its records to reflect the new ownership of the assignee and assigning Lender, as applicable of the Notes.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or any Lender, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such

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Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Required Lenders and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 3.02 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.02 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note) to secure obligations of such Lender or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit to or for the account of such Lender or any of its Affiliates and any agent, trustee or representative of such Person, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.07.                                Treatment of Certain Information; Confidentiality.  Each of the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Lender or any Lender’s Affiliates on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any

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such information that is available to any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Section 10.08.                                Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.  Each Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09.                                Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10.                                Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lenders and when the Lead Investor shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

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Section 10.11.                                Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by each Lender, regardless of any investigation made by any Lender or on their behalf and notwithstanding that any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.12.                                Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.13.                                Replacement of Lenders.

(a)           If at any time (i) any Lender requests compensation under Section 3.02, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or (iii) any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that has received the consent of the Required Lenders, but requires the consent of all Lenders or all affected Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06) pursuant to and in accordance with Section 10.06 all of its interests, rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Loans or Commitments that are the subject of the related consent, waiver or amendment) and the related Loan Documents to one or more Eligible Assignees; provided, however, that:

(A)           no Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person;

(B)           such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (it being understood that any assignment required by the Borrower under this Section shall not be deemed to be a prepayment by the Borrower to such assigning Lender requiring the payment of a prepayment price under Section 2.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(C)           in the case of any such assignment resulting from a claim for compensation under Section 3.02 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(D)           such assignment does not conflict with applicable Laws; and

(E)           with respect to clause (a)(iii) above, the applicable Eligible Assignees shall have agreed to the applicable consent, waiver or amendment of the Loan Documents.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

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(b)           Any Lender being replaced pursuant to Section 10.13(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s outstanding Loans, pursuant to which (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s outstanding Loans, (B) the assignee Lender shall purchase, at par, all Loans, accrued interest, accrued fees and other amounts owing to the assigning Lender (it being understood that any assignment required by the Borrower under this Section shall not be deemed to be a prepayment by the Borrower to such assigning Lender requiring the payment of a prepayment price under Section 2.05)  as of the date of replacement and (C) upon such payment (regardless of whether such replaced Lender has executed an Assignment and Assumption or returned its Notes to the Borrower), the assignee Lender shall become a Lender hereunder, and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender and (ii) return any Notes evidencing such Loans to the Borrower (or a lost or destroyed note indemnity in lieu thereof).

Section 10.14.                                Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)           WAIVER OF VENUE.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

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Section 10.15.                                Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.16.                                No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the services regarding this Agreement provided by the Lead Investor are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lead Investor, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Lead Investor and each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Lead Investor nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lead Investor and each of the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Lead Investor nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Lead Investor and each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.17.                                Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.18.                                USA PATRIOT Act.  Each Lender that is subject to the Act (as hereinafter defined) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.  The Borrower shall, promptly following a request by any Lender, provide all documentation and

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other information that such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 10.19.                                Subordination Agreement.  Each Lender and each other holder of any Note (including any Lender that becomes a party hereto after the date hereof) by its execution of this Agreement or its Assignment and Assumption, as the case may be, hereby acknowledges and agrees that (i) it has received and reviewed a copy of the Subordination Agreement and will execute a counterpart thereof or a joinder agreement thereto agreeing to be bound by the terms of the Subordination Agreement and (ii) the Obligations are subordinated to the Senior Indebtedness to the extent and in the manner described in the Subordination Agreement.  In the event of a conflict between this Agreement and the Subordination Agreement, the latter shall govern.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DYNAMICS RESEARCH CORPORATION

By:	/s/ David G. Keleher
Name:	David G. Keleher
Title:	Senior Vice President and Chief Financial Officer

Signature Page to Senior Subordinated Loan Agreement
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ARES MEZZANINE PARTNERS, L.P.

By:  ARES MEZZANINE PARTNERS GP, L.P.,

its general partner

By:  ARES MEZZANINE MANAGEMENT LLC,
its general partner

By:	/s/ Mitchell Goldstein
Name:	Mitchell Goldstein
Title:	Authorized Signatory

Signature Page to Senior Subordinated Loan Agreement
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Schedule 1.01-A
to the Senior Subordinated Loan Agreement

Historical Consolidated EBITDA

Dynamics Research Corporation
Trailing Twelve Months EBITDA

$k		Less	Plus	TTM							TTM
	Year Ended	Quarter Ended	Quarter Ended	EBITDA			Quarter Ended				EBITDA
	12/31/2010	3/31/2010	3/31/2011	3/31/2011	3X	4X	6/30/2010	9/30/2010	12/31/2010	3/31/2011	3/31/2011

DYNAMICS RESEARCH CORPORATION

Net Income	$ 12,705	$ (2,869)	$ 2,708	$ 12,544
Income from Discontinued Operations	(392)	132	-	(260)
Income from Continuing Operations	12,313	(2,737)	2,708	12,284			$ 2,579	$ 3,006	$ 3,991	$ 2,708	$ 12,284
Interest Expense, Net	1,150	(423)	254	981			381	343	3	254	981
Provision for Income Taxes	7,871	(1,415)	1,857	8,313			1,755	2,015	2,686	1,857	8,313
Depreciation Expense	3,564	(886)	865	3,543			879	895	905	864	3,543
Amortization Expense	1,541	(385)	374	1,530			385	385	385	374	1,530
Stock Compensation Expense	718	(163)	187	742			201	189	166	187	742
Transaction Costs	-	-	126	126			-	-	-	126	126
Less:
Non-cash Items increasing Net Income	676	(169)	169	676			169	169	169	169	676
Interest Income	66	(46)	2	22			14	4	1	2	22
EBITDA	$ 26,415	$ (5,794)	$ 6,200	$ 26,821	$ 80,463	$ 107,284	$ 5,997	$ 6,659	$ 7,965	$ 6,199	$ 26,821

HIGH PERFORMANCE TECHNOLOGIES, INC.

Net Income	$ 7,676	$ (974)	$ 3,139	$ 9,841			$ 1,398	$ 2,805	$ 2,499	$ 3,139	$ 9,841
Interest Expense	11	-	-	11			2	3	6	-	11
Provision for Income Taxes	33	(10)	20	43			10	10	3	20	43
Depreciation Expense	668	(174)	159	653			154	164	176	159	653
Stock Compensation Expense	1,368	(75)	75	1,368			75	75	1,143	75	1,368
Less:
Interest Income	5		5	10			-	3	2	5	10
EBITDA	$ 9,751	$ (1,233)	$ 3,388	$ 11,906	35,718	47,623	$ 1,639	$ 3,054	$ 3,825	$ 3,388	$ 11,906

Combined EBITDA				$ 38,727	$ 116,181	$ 154,908	$ 7,636	$ 9,713	$ 11,790	$ 9,587	$ 38,727

13527021.3

Schedule 2.01
to the Senior Subordinated Loan Agreement

Commitments and Applicable Percentages

Lender	Commitment	Applicable Percentage
Ares Mezzanine Partners, L.P.	$40,000,000	100.000000000%

Total	$40,000,000	100.000000000%

13527021.3

Schedule 5.05
to the Senior Subordinated Loan Agreement

Supplement to Interim Financial Statements

1.
Liabilities for investments held in the Loan Parties’ Rabbi Trust.  Investments relate specifically to deferred compensation.  The assets have an equal and corresponding deferred compensation liability on the balance sheet.  The assets are held and will be released in accordance with the terms of the deferred compensation plan.  At March 31, 2011 the assets total approximately $1,574,000, all in the Borrower.

2.
VCB Credit Card MRICD Liability account.  The Borrower collects payments on behalf of a customer and keeps the collected funds in a cash management account for the benefit of the customer.  There is approximately $372,000 in this account.

3.	Amounts due pursuant to settlement of FLSA class action. The remaining liability pursuant to the settlement agreement is approximately $600,000.

4.
The Borrower’s federal income tax returns remain open and subject to audit for the years 2004 through the present, and from 2006 through the present in state and local jurisdictions.  The Borrower is contesting with the Internal Revenue Service (“IRS”) amounts assessed and requesting relief for interest and penalties under IRC 7805B.

5.	The IRS has initiated an audit of the Borrower’s 2009 income tax return.

6.	The Commonwealth of Massachusetts has initiated a sales and use tax audit for the years 2008 through 2011, which is scheduled to begin on June 12, 2011.

7.
HPTi has filed a correction with the IRS related to understated 401k contributions from 2003-2008.  HPTi made a 3% contribution to all employees but failed to make the 3% contribution in excess of the social security limit.

8.
On March 5, 2010 the Borrower filed suit in the court of common pleas, Franklin County, Ohio against Ohio for the balance of the amount owed, $1,181,109.51 plus interest, and attorneys fees and costs, for services provided to the State of Ohio for the SACWIS work completed in February 2009.  The State of Ohio filed a counterclaim alleging that DRC was paid for work that it did not perform.  The approximate amount of this claim is $440,000.

9.
Discrimination action filed with the EEOC by a former Kadix Systems, LLC employee (approximate filing date April 1, 2011).  The EEOC/DC Human Rights matter has been formally withdrawn by the former employee (subject to a tolling agreement) while the parties explore whether the matter can be resolved without further litigation.

10.
Action by a former Kadix Systems, LLC employee disputing commission owed to the former employee after the former employee’s resignation.  An agreement to resolve the dispute has been reached, conditioned upon the former employee signing a general release.

11.
In September 2010, HPTi received a letter from the attorney of a former HPTi employee, claiming that (a) the former employee was terminated in violation of NJ Conscientious Employees Protection Act and (b) HPTi instructed the former employee to bill non

13527021.3

chargeable (office administration) hours to certain projects. HPTi has found no basis for these claims. A settlement of $25,000 to $100,000 is trying to be reached.

13527021.3

Schedule 5.08
to the Senior Subordinated Loan Agreement

Leases of Real Property

None of the Loan Parties has entered into a lease with an aggregate annual rent of equal to or greater than $2,000,000.

13527021.3

Schedule 5.13
to the Senior Subordinated Loan Agreement

Subsidiaries; Guarantors; Other Equity Investments

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Guarantor	U.S. Taxpayer Identification Number	Percentage of Ownership	Address of Principal Place of Business
DRC International Corporation	Massachusetts	Yes	04-6404321	100% owned by Borrower	2 Tech Drive, Andover, MA 01810
H.J. Ford Associates, Inc.	Delaware	Yes	95-3667510	100% owned by Borrower	2 Tech Drive, Andover, MA 01810
Kadix Systems, LLC	Virginia	Yes	54-2060505	100% owned by Borrower	2 Tech Drive, Andover, MA 01810
DRC-Prize Acquisition, Inc.1	Florida	No	45-2392876	100% owned by Borrower	2 Tech Drive, Andover, MA 01810
High Performance Technologies, Inc.2	Florida	Yes	59-3096114	100% owned by Borrower	11955 Freedom Drive Suite 1100 Reston, VA 20190

Other Equity Investments – H.J. Ford Associates, Inc. owns 40% of HMR Tech, LLC, a Virginia limited liability company.

1 HPTi Merger Sub to be merged out of existence in connection with the HPTi Acquisition substantially concurrently with closing.

2 To be acquired in HPTi Acquisition substantially concurrently with closing.

-  -
13527021.3

Schedule 5.20
to the Senior Subordinated Loan Agreement

Material Contracts; Material Licenses

1.	Agreement between Borrower and U.S. Army Medical Research and Acquisition to provide technology services and medical program support to Walter Reed Army Medical Center (DRC Contract No. 14180).

2.
Agreement among Borrower, S&K Aerospace, U.S. Army Contracting Agency, and ASC to provide program management, engineering, test and evaluation, foreign military sales, quality assurance and logistics services to the U.S. Air Force (Medium Altitude Unmanned Aerial SPO) for their Predator/Reaper Program (DRC Contract Nos. 13946, 13963, 13972, 14187, WA13108 and WA13335).

3.
Agreement between High Performance Technologies, Inc. and the U.S. Army High Performance Computer Resource Center to provide S&T services including computational scientists and engineers, algorithm developers, HPC architects, R&D managers to the Department of Defense.

4.
Agreement between High Performance Technologies, Inc. and the Veterans Administration to provide services to assist with a program overseeing a number of IT development projects with a goal to create a one stop system that will allow veterans to access information on education, benefits, healthcare, hospitalization and outreach programs within a single consistent enterprise.

13527021.3

Schedule 7.01
to the Senior Subordinated Loan Agreement

Existing Liens

Debtor	Secured Party	Type of Filing	Date of Filing	Jurisdiction of Filing	Description of Collateral
Dynamics Research Corporation	IOS Capital	Precautionary UCC-1	4/23/2007	MA	Equipment leased in an equipment leasing transaction between IOS Capital, LLC and Dynamics Research Corporation pursuant to Master Agreement/Lease No. 43404 IKCPP650 03UP10000337
Dynamics Research Corporation	IOS Capital	UCC-1	5/29/2007	MA	43404 CASENDKIT D1 SLQ05103A
Dynamics Research Corporation	Ikon Financial Svcs	Precautionary UCC-1	9/10/2007	MA	Equipment leased in an equipment leasing transaction between IOS Capital, LLC and Dynamics Research Corporation pursuant to Master Agreement/Lease

No. 43404 CASENDKIT D1 SLQ05115ACC
Kadix Systems, LLC	Dell Financial Services, L.P., later amended to change party name to: Dell Financial Services L.L.C.	UCC-1	9/15/2004, continuation filed 9/4/2009; amendment filed 9/15/2009	VA	All computer equipment and peripherals leased pursuant to a Master Lease Agreement #5309192, dated September 9, 2004.

13527021.3

Schedule 7.02
to the Senior Subordinated Loan Agreement

Existing Investments

1.           Subordinated Term Note, dated July 20, 2010, from Metrigraphics, LLC to Dynamics Research Corporation, in the original principal amount of $750,000.

2.           Investments held in Loan Parties’ Rabbi Trust.  The assets have an equal and corresponding deferred compensation liability on the balance sheet.  The assets are held and will be released in accordance with the terms of the deferred compensation plan.  At March 31, 2011 the assets total approximately $1,574,000, all in the Borrower.

3.           H.J. Ford Associates, Inc. owns 40% of HMR Tech, LLC, a Virginia limited liability company.

13527021.3

Schedule 7.03
to the Senior Subordinated Loan Agreement

Existing Indebtedness

1.           VCB Credit Card MRICD Liability account in the approximate amount of $372,000 as of March 31, 2011.

13527021.3

Schedule 10.02
to the Senior Subordinated Loan Agreement

Lending Office and Lender’s Accounts; Certain Addresses for Notices

1.  Address for the Borrower:

Borrower:
Dynamics Research Corporation
Two Tech Drive
Andover, Massachusetts 01810
Attention:	Mr. David Keleher
Chief Financial Officer
Telephone:	(978) 289-1500
Facsimile:	(978) 289-1887
E-mail:	DKeleher@drc.com
Website:	www.drc.com

With copies to:
Dynamics Research Corporation
Two Tech Drive
Andover, Massachusetts 01810
Attention:	Mr. Richard A. Covel
Vice President and General Counsel
Telephone:	(978) 289-1500
Facsimile:	(978) 289-1887
E-mail:	RCovel@drc.com
Website:	www.drc.com

2.  Addresses for the Lenders:

Lead Investor:
Ares Mezzanine Partners, L.P.
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Attention:	Mark Affolter and Mitchell Goldstein
Telephone:	(310) 201-4100
Facsimile:	(310) 921-7213
E-mail:	maffolter@aresmgmt.com and goldstein@aresmgmt.com

With copies to:
Bingham McCutchen LLP
399 Park Avenue
New York, NY 10022
Attention: Frederick F. Eisenbiegler, Esq.
Telephone:	(212) 705-7745
Facsimile:	(212) 702-3646
E-mail:	frederick.eisenbiegler@bingham.com

13527021.3

Remittance Instructions:
The Bank of New York Mellon
601 Travis 16th Floor
Houston, TX 77002
ABA#:  021000018
GL (General Ledger) Acct.#:  211551
BNF A/C Name: Ares Mezzanine Partners, L.P.
FFC: TAS 813723
Ref:  Dynamics Research Corp./Senior Subordinated Loan

13527021.3

EXHIBIT C-1

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (AS AMENDED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS THEREOF, THE “SUBORDINATION AGREEMENT”) DATED AS OF JUNE 30, 2011 AMONG ARES MEZZANINE PARTNERS, L.P., THE OTHER SUBORDINATED CREDITORS PARTY THERETO FROM TIME TO TIME, DYNAMICS RESEARCH CORPORATION, A MASSACHUSETTS CORPORATION (“BORROWER”), CERTAIN SUBSIDIARIES OF THE BORROWER PARTY THERETO AND BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT (“ADMINISTRATIVE AGENT”), TO THE INDEBTEDNESS (INCLUDING INTEREST) OWED BY THE BORROWER PURSUANT TO THAT CERTAIN CREDIT AGREEMENT DATED AS OF JUNE 30, 2011 BY AND AMONG THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS FROM TIME TO TIME PARTY THERETO (THE “CREDIT AGREEMENT”), AS SUCH CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS THEREUNDER (SUBJECT TO THE TERMS OF THE SUBORDINATION AGREEMENT) HAVE BEEN AND HEREAFTER MAY BE AMENDED, SUPPLEMENTED, AMENDED AND RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME AND (SUBJECT TO THE TERMS OF THE SUBORDINATION AGREEMENT) TO INDEBTEDNESS REFINANCING THE INDEBTEDNESS UNDER THE CREDIT AGREEMENT AS PERMITTED BY THE SUBORDINATION AGREEMENT; AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

FORM OF
NOTE

$[40,000,000.] June [___], 2011

FOR VALUE RECEIVED, the undersigned hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Loan Agreement (as hereinafter defined), the principal amount of [FORTY MILLION DOLLARS ($40,000,000)] plus the addition of any PIK Amount (as defined in the Loan Agreement (defined below)) not evidenced by a PIK Note (as defined in the Loan Agreement), made by the Lender to the Borrower under that certain Senior Subordinated Loan Agreement, dated as of June 30, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Loan Agreement;” the terms defined therein being used herein as therein defined), among Dynamics Research Corporation, a Massachusetts corporation (the “Borrower”) and the lenders from time to time party thereto.

The undersigned promises to pay interest on the unpaid principal amount of this Note from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in Section 2.08 of the Loan Agreement.  All payments of principal and interest shall be made to the Lender in Dollars in immediately available funds at the Lender’s account identified in Section 10.02 of the Loan Agreement.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Loan Agreement.

This Note is one of the Notes referred to in the Loan Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence and continuation of one or more of the

A/74411269.3

Events of Default specified in the Loan Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Loan Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The undersigned, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

A/74411269.3

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

DYNAMICS RESEARCH CORPORATION

By:_________________________________
Name:
Title:

A/74411269.3

EXHIBIT C-2

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (AS AMENDED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS THEREOF, THE “SUBORDINATION AGREEMENT”) DATED AS OF JUNE 30, 2011 AMONG ARES MEZZANINE PARTNERS, L.P., THE OTHER SUBORDINATED CREDITORS PARTY THERETO FROM TIME TO TIME, DYNAMICS RESEARCH CORPORATION, A MASSACHUSETTS CORPORATION (“BORROWER”), CERTAIN SUBSIDIARIES OF THE BORROWER PARTY THERETO AND BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT (“ADMINISTRATIVE AGENT”), TO THE INDEBTEDNESS (INCLUDING INTEREST) OWED BY THE BORROWER PURSUANT TO THAT CERTAIN CREDIT AGREEMENT DATED AS OF JUNE 30, 2011 BY AND AMONG THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS FROM TIME TO TIME PARTY THERETO (THE “CREDIT AGREEMENT”), AS SUCH CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS THEREUNDER (SUBJECT TO THE TERMS OF THE SUBORDINATION AGREEMENT) HAVE BEEN AND HEREAFTER MAY BE AMENDED, SUPPLEMENTED, AMENDED AND RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME AND (SUBJECT TO THE TERMS OF THE SUBORDINATION AGREEMENT) TO INDEBTEDNESS REFINANCING THE INDEBTEDNESS UNDER THE CREDIT AGREEMENT AS PERMITTED BY THE SUBORDINATION AGREEMENT; AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

FORM OF
PIK NOTE

$[____________] [__________, 20__]

FOR VALUE RECEIVED, the undersigned hereby promises to pay to [_____________________] or registered assigns (the “Lender”), in accordance with the provisions of the Loan Agreement (as hereinafter defined), the principal amount of [_______________ $__________] (the “Quarterly PIK Amount”) owed to the Lender by the Borrower under Section 2.08(c) of that certain Senior Subordinated Loan Agreement, dated as of June 30, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Loan Agreement;” the terms defined therein being used herein as therein defined), among Dynamics Research Corporation, a Massachusetts corporation (the “Borrower”) and the lenders from time to time party thereto.

The undersigned promises to pay interest on the unpaid principal amount of the Quarterly PIK Amount from the date hereof until such principal amount is paid in full, at such interest rates and at such times as provided in Section 2.08 of the Loan Agreement.  All payments of principal and interest shall be made to the Lender in Dollars in immediately available funds at the Lender’s account identified in Section 10.02 of the Loan Agreement.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Loan Agreement.

This PIK Note is one of the PIK Notes referred to in the Loan Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This PIK Note is also entitled to the benefits of the Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Loan Agreement, all amounts then remaining unpaid on

A/74411270.4

this PIK Note shall become, or may be declared to be, immediately due and payable all as provided in the Loan Agreement.  Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this PIK Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The undersigned, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this PIK Note.

THIS PIK NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

DYNAMICS RESEARCH CORPORATION

By:_________________________________
Name:
Title:

A/74411270.4

Exhibit D

FORM OF
COMPLIANCE CERTIFICATE

Financial Statement Date: __________, 20___

To:           Each Lender (defined below) under the Loan Agreement (defined below)

Re:
Senior Subordinated Loan Agreement, dated as of June 30, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Loan Agreement;” the terms defined therein being used herein as therein defined), among Dynamics Research Corporation, a Massachusetts corporation (the “Borrower”) and the Lenders from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”).

Ladies and Gentlemen:

The undersigned Responsible Officer of the Borrower hereby certifies as of the date hereof that he/she is the [chief executive officer][chief financial officer] of the Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to each Lender on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.
The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Loan Agreement for the fiscal year of the Borrower ended as of the above date and a comparison against the figures for the previous fiscal year and against the most recent annual forecasts delivered pursuant to Section 6.01(d) of the Loan Agreement, together with (i) the report and opinion of an independent certified public accountant required by such section and (ii) a management discussion and analysis submitted by the Borrower to the SEC with respect to such period.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.
The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Loan Agreement for the fiscal quarter of the Borrower ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes and a comparison (both in Dollar and percentage terms) to projections for such fiscal quarter, and period commencing at the end of the previous fiscal year of Borrower and ending with the end of such fiscal quarter, in each case as set forth in the most recent forecasts delivered pursuant to Section 6.01(d) of the Loan Agreement.

2.
The undersigned has reviewed and is familiar with the terms of the Loan Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.

A/74411271.5

3.
A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the knowledge of the undersigned, during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

[or:]

[to the knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and attached hereto is a list of each such Default and its nature and status.]

4.
The representations and warranties of (a) the Borrower contained in Article V of the Loan Agreement and (b) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects (except if qualified by materiality or reference to Material Adverse Effect, such representation and warranty shall be true and correct in all respects) on and as of the date hereof with the same effect as if made on and as of such date (except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and (ii) that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Loan Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.	Set forth on Schedule 1 attached hereto are true and accurate calculations demonstrating compliance with Section 7.11 of the Loan Agreement on and as of the date of this Compliance Certificate.

6.
Set forth on Schedule 2 attached hereto is a true and accurate summary of the Borrower’s and each Subsidiary’s backlog of revenue-generating Government Contracts on and as of the date of this Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of , 20__.

DYNAMICS RESEARCH CORPORATION

By:_________________________________
Name:
Title:

A/74411271.5

Schedule 1
to Compliance Certificate1

For the fiscal [quarter][year] ended: ______________, 20___ (the “Statement Date”)

I. Consolidated EBITDA (for the period of the four (4) consecutive fiscal quarters most recently ended on or immediately prior to the Statement Date):
A.	Consolidated Net Income	$____________
B.	Consolidated Interest Expense	$____________
C.	the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries	$____________
D.	depreciation and amortization expense	$____________
E.	non-cash expenses incurred pursuant to equity compensation plans approved by the Borrower’s board of directors	$____________
F.	other non-recurring expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period	$____________
G.	Transaction Costs incurred by the Borrower and its Subsidiaries	$____________
H.	Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries	$____________
I.	all non-cash items increasing Consolidated Net Income	$____________
J.	all interest income	$____________
K.	Consolidated EBITDA = Lines A + B + C + D + E + F + G – H – I – J	$____________

II. Consolidated Total Leverage Ratio [Section 7.11(a) of the Loan Agreement]
A.	Consolidated Funded Indebtedness as of the Statement Date:
1.
the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments
$____________
2.	all purchase money Indebtedness	$____________
3.	all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments	$____________
4.	all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business)	$____________

 1 This schedule is intended as a template only.  Please refer to all relevant definitions and Sections in the Loan Agreement and Schedule 1.01-A to the Loan Agreement when completing this schedule.

II. Consolidated Total Leverage Ratio [Section 7.11(a) of the Loan Agreement]
A.	Consolidated Funded Indebtedness as of the Statement Date:
5.	all Attributable Indebtedness	$____________
6.	without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in Lines II.A.1 through 5 above of Persons other than the Borrower or any Subsidiary	$____________
7.
all Indebtedness of the types referred to in Lines II.A.1 through 6 above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary
$____________
8.	Consolidated Funded Indebtedness = Lines II.A.1 + 2 + 3 + 4 + 5 + 6 + 7	$____________
B.	Consolidated EBITDA for the period of the four (4) consecutive fiscal quarters most recently ended on or immediately prior to the Statement Date [Line I.K above]	$____________
C.	Consolidated Total Leverage Ratio = Line II.A.8 / Line II.B	_____ to 1.00
Maximum Consolidated Total Leverage Ratio permitted pursuant to Section 7.11(a) of the Loan Agreement as of the Statement Date:		_____ to 1.00

III. Consolidated Senior Leverage Ratio [Section 7.11(b) of the Loan Agreement]
A.	Consolidated Funded Indebtedness as of the Statement Date [Line II.A.8 above]	$____________
B.	All Obligations under the Loan Agreement	$____________
C.	All Subordinated Indebtedness of the Borrower and its Subsidiaries as of the Statement Date	$____________
D.	Consolidated EBITDA for the period of the four (4) consecutive fiscal quarters most recently ended on or immediately prior to the Statement Date [Line I.K above]	$____________
E.	Consolidated Senior Leverage Ratio = [Line III.A – Line III.B – Line III.C] / Line III.D	_____ to 1.00
	Maximum Consolidated Senior Leverage Ratio permitted pursuant to Section 7.11(b) of the Loan Agreement as of the Statement Date:	_____ to 1.00

IV. Consolidated Fixed Charge Coverage Ratio [Section 7.11(c) of the Loan Agreement]
A.	Consolidated EBITDA for the period of the four (4) consecutive fiscal quarters most recently ended on or immediately prior to the Statement Date [Line I.K. above]:	$____________
B.	Capital Expenditures for such period	$____________
C.	federal, state, local and foreign taxes paid or payable in cash	$____________
D.	Consolidated Fixed Charges for such period:

IV. Consolidated Fixed Charge Coverage Ratio [Section 7.11(c) of the Loan Agreement]
	1.	Consolidated Interest Expense paid or payable in cash	$____________
	2.	scheduled principal payments with respect to Indebtedness, regardless of whether or not such Scheduled Principal Payments are actually made by the Borrower or any Subsidiary during such period	$____________
	3.	Restricted Payments
	4.	Consolidated Fixed Charges = Lines IV.D.1 + 2 + 3	$____________
E.	Consolidated Fixed Charge Coverage Ratio = [Lines IV.A. – B – C] / Line IV.D.4		_____ to 1.00
	Minimum Consolidated Fixed Charge Coverage Ratio required pursuant to Section 7.11(c) of the Loan Agreement as of the Statement Date:		[___] to 1.00

V. CAPITAL EXPENDITURES [Section 7.11(d) of the Loan Agreement]
A.
Aggregate amount of all Capital Expenditures (other than leasehold improvement expenditures not made in cash) made by the Borrower and its Subsidiaries for the portion of the current fiscal year ended on the Statement Date:
$____________

Maximum amount of all Capital Expenditures (other than leasehold improvement expenditures not made in cash) allowed to be made by the Borrower and its Subsidiaries in any fiscal year pursuant to Section 7.11(d) of the Loan Agreement as of the Statement Date (including amounts permitted to be carried over from the previous year in accordance with such Section):
$[____________]

A/74411271.5

Schedule 2
to Compliance Certificate

Summary of the Borrower’s and each Subsidiary’s backlog of
revenue-generating Government Contracts as of the Statement Date

[See attached.]

A/74411271.5

Exhibit E

FORM OF
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2  Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4  Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Assignor as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the Loan Agreement and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:                                            ______________________________
2. Assignee[s]:                                            ______________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3. Borrower:                                            Dynamics Research Corporation, a Massachusetts corporation

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

3 Select as appropriate.

4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

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4. Loan Agreement:
Senior Subordinated Loan Agreement, dated as of June 30, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Loan Agreement”), among the Borrower and the Lenders from time to time party thereto

5. Assigned Interest[s] of Loan:
Assignor[s]5	Assignee[s]6	Aggregate Amount of Loans for all Lenders7	Amount of Loans Assigned	Percentage Assigned of Loans8
		$_______________	$___________	___________%
		$_______________	$___________	___________%
		$_______________	$___________	___________%

[6.           Trade Date:                      __________________]9

Effective Date: __________________, 20__ [TO BE INSERTED BY ASSIGNOR AND WHICH SHALL BE THE EFFECTIVE DATE OF TRANSFER.]

7.           Notice information of Assignee:
Notice address:                                     _____________________________
_____________________________
_____________________________
Telephone: ____________________
Telecopier: ____________________

Remittance Instructions:                    [Bank Name___________________]
[Bank Address_________________]
ABA#:  _______________________
Acct.#:  _______________________
Ref:  _________________________

[Signature Page Follows]

5 List each Assignor, as appropriate.

6 List each Assignee, as appropriate.

7 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

8 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

9 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

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The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By: _____________________________
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By: _____________________________
Name:
Title:

[Consented to:]10

DYNAMICS RESEARCH CORPORATION

By: _________________________________
Name:
Title:

10 To be added only if the consent of the Borrower is required by the terms of the Loan Agreement.

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ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.           Representations and Warranties.

1.1.           Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.           Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all the requirements to be an Eligible Assignee (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Borrower shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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